UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 14, 2017
The 2017 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Tuesday, March 14, 2017 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.
To elect the nine directors nominated by the Board of Directors of the Company (the “Board” or "Board of Directors") and named in the proxy statement to hold office until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.
To recommend, in an advisory and non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two, or three years.

5.	To approve the Toll Brothers, Inc. Employee Stock Purchase Plan (2017).

6.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 20, 2017 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about February 9, 2017. The Board urges you to sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.
By Order of the Board of Directors,
MICHAEL I. SNYDER
Secretary
January 31, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 14, 2017
The proxy statement and 2016 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available under "Corporate Address" at www.tollcareercenter.com. You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or personal digital assistants, or “PDAs”, with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
Attendance at the Meeting is limited to stockholders, who may own shares directly in their names (“record holders”), or in “street name” by banks, brokerages, or other intermediaries (“beneficial holders”). In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.

FOR RECORD HOLDERS:		FOR BENEFICIAL HOLDERS:
If you plan to vote by proxy but attend the Meeting in person:		If you plan to vote by proxy but attend the Meeting in person:
1.	Indicate your votes on your proxy card;	1.	Indicate your votes on the voting instruction card;
2.	Mark the box on your proxy card indicating your intention to attend;	2.	Mark the box on the voting instruction card indicating your intention to attend;
3.	Return the proxy card to the address indicated therein; and	3.	Return the voting instruction card to the address indicated therein; and
4.	Follow all admissions policies set forth above.	4.	Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting:		If you plan to attend and vote at the Meeting:
1.	Bring your proxy card with you to the Meeting;	1.
Contact your bank or broker to obtain a written
legal proxy form in order to vote your shares at
the Meeting; failure to obtain a legal proxy form
from your bank or broker will prevent you from
voting your shares at the Meeting;

2.	Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 27, 2017 to the attention of Michael I. Snyder, Secretary; and	2.	Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 27, 2017 to the attention of Michael I. Snyder, Secretary; and
3.	Follow all admissions policies set forth above.	3.	Follow all admissions policies set forth above.

*
Written notice should include: (1) your name, complete mailing address and phone number, (2) if you are a beneficial holder, evidence of your ownership, and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 27, 2017, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 14, 2017
PROXY SUMMARY
Highlights of certain information in this proxy statement are provided below. Please review the complete proxy statement and 2016 annual report for Toll Brothers, Inc. (the “Company,” “we,” “us” or “our”) before you vote.
Fiscal 2016 Performance Highlights
In determining fiscal 2016 compensation for our named executive officers ("NEOs"), the Executive Compensation Committee of our Board of Directors (the "Compensation Committee") considered the contributions of each of our executive officers to the Company’s strategy to diversify our geographic footprint and broaden our platform of residential product lines. The Compensation Committee also considered Company performance in fiscal 2016 and paid particular attention to the notable areas of our performance and our management’s achievements in fiscal 2016 in the following areas:

•
Revenues: Our revenues in fiscal 2016 of $5.17 billion and home building deliveries of 6,098 units rose 24% in dollars and 10% in units compared to fiscal 2015 and were the highest for any fiscal year since fiscal 2007.

•
Income: Our pre-tax income improved to $589.0 million in fiscal 2016, compared to pre-tax income of $535.6 million in fiscal 2015. Impacting FY 2016’s pre-tax income, reported in cost of sales, were $13.8 million of inventory impairments and $125.6 million of warranty charges primarily related to older stucco homes. Fiscal 2015’s pre-tax income included $35.7 million of inventory impairments and a comparable $14.7 million warranty charge. We reported net income of $382.1 million in fiscal 2016, or $2.18 per share diluted, compared to net income of $363.2 million in fiscal 2015, or $1.97 per share diluted, a 10.7% increase in diluted earnings per share.

•	Contracts: Our net signed contracts in fiscal 2016 of $5.65 billion and 6,719 units rose 14% in dollars and 14% in units compared to fiscal 2015.

•	Backlog: Our fiscal year-end 2016 backlog was $3.98 billion, up 14% compared to fiscal year-end 2015.
The Compensation Committee recognized management’s efforts in achieving the performance outcomes set forth above. Our “Compensation Discussion and Analysis” is on pages 27 to 49, the “Compensation Committee Report” is on page 49, and our Summary Compensation Table and the other compensation tables and narrative discussion are on pages 50 to 61.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect nine director nominees to hold office until the 2018 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated the nine current directors for election at the Annual Meeting. All of our current directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our directors, see “Proposal One—Election of Directors” on page 7.

Name	Age	Director Since	Principal Occupation	Independent

Robert I. Toll	76	1986	Executive Chairman of the Board of Directors, Toll Brothers, Inc.
Douglas C. Yearley, Jr.	56	2010	Chief Executive Officer, Toll Brothers, Inc.
Edward G. Boehne	76	2000	Retired President, Federal Reserve Bank of Philadelphia	✓
Richard J. Braemer	75	1986	Senior Counsel, Ballard Spahr LLP	✓
Christine N. Garvey	71	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Carl B. Marbach	75	1991	President, Greater Marbach Airlines, Inc.	✓
John A. McLean	47	2016	Chief Executive Officer and Distribution Principal, Hartford Funds Distributors	✓
Stephen A. Novick	76	2003	Senior Advisor, Chasbro Investments	✓
Paul E. Shapiro	75	1993	Chairman, Q Capital Holdings LLC	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2017. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2016 and fiscal 2015, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 11.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 12 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs. We hold this advisory vote on an annual basis.
The Board of Directors recommends that you vote “FOR” Proposal Three
Proposal Four—Advisory and Non-Binding Vote on Frequency of Vote Regarding Executive Compensation (Say on Pay Frequency). As described on page 13 under “Proposal Four—Advisory and Non-Binding Vote on Frequency of Vote Regarding Executive Compensation (Say on Pay Frequency)," we are asking stockholders to cast an advisory vote on how often we should include a Say on Pay proposal in our proxy materials for future stockholder meetings. Stockholders may vote to recommend having the Say on Pay vote every year, every two years, or every three years.
The Board of Directors recommends that you vote to hold Say on Pay votes every ONE YEAR

Proposal Five—Approval of the Toll Brothers, Inc. Employee Stock Purchase Plan (2017). As described on page 14 under “Proposal Five—Approval of the Toll Brothers, Inc. Employee Stock Purchase Plan (2017),” we are asking stockholders to approve the Company’s Employee Stock Purchase Plan, which is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company. For more information regarding the Employee Stock Purchase Plan, see “Proposal Five—Approval of the Toll Brothers, Inc. Employee Stock Purchase Plan (2017)" on pages 14 to 16.
The Board of Directors recommends that you vote “FOR” Proposal Five
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation, for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Robert I. Toll and Mr. Douglas C. Yearley, Jr., or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Robert I. Toll and Mr. Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One, to hold Say on Pay votes every "1 YEAR," and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 20, 2017. At the close of business on the Record Date, there were 162,464,448 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (NYSE) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One, Three, Four, and Five without specific instructions from you as to how to vote, because each of these proposals is not considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter and therefore brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions/Withhold Votes
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions/ Withhold Votes

1.	Election of Directors	Majority of votes cast	No	No effect	No effect
2.	Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory Say on Pay Vote	Majority of votes cast	No	No effect	No effect
4.	Advisory Say on Pay Frequency Vote	Plurality of votes cast	No	No effect	No effect
5.	Approval of Employee Stock Purchase Plan (2017)	Majority of votes cast	No	No effect	Against

Security Ownership of Principal Stockholders and Management
The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and NEOs; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	15,855,736	9.76%
40 East 52nd Street New York, New York 10022
The Vanguard Group (3)	11,107,211	6.84%
100 Vanguard Blvd. Malvern, PA 19355
Robert I. Toll (4)	12,057,459	7.37%
250 Gibraltar Road Horsham, Pennsylvania 19044
Edward G. Boehne	142,148	*
Richard J. Braemer	204,756	*
Christine N. Garvey	31,627	*
Carl B. Marbach (5)	206,228	*
John A. McLean	100	*
Stephen A. Novick	106,398	*
Paul E. Shapiro	228,549	*
Douglas C. Yearley, Jr.	1,049,182	*
Richard T. Hartman	287,757	*
Martin P. Connor	202,955	*
All directors and executive officers as a group (11 persons) (1)	14,517,159	8.78%

*    Less than 1%

(1)
Shares issuable pursuant to restricted stock units (“RSUs”) vesting and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 1,195,661 shares; Mr. Boehne, 98,981 shares; Mr. Braemer, 86,883 shares; Ms. Garvey, 28,582 shares; Mr. Marbach, 99,679 shares; Mr. Novick, 98,981 shares; Mr. Shapiro, 96,231 shares; Mr. Yearley, 851,263 shares; Mr. Hartman, 237,609 shares; Mr. Connor, 170,119 shares; and all directors and executive officers as a group, 2,963,989 shares.

(2)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 27, 2017, which states that BlackRock has sole voting power with respect to 14,862,920 shares and sole dispositive power with respect to 15,855,736 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(3)
The Vanguard Group ("Vanguard") filed a Schedule 13G on February 10, 2016, which states that Vanguard has sole dispositive power with respect to 10,932,171 shares, sole voting power with respect to 163,597 shares, shared dispositive power with respect to 175,040 shares, and shared voting power with respect to 15,800 shares. According to the Schedule 13G filed by Vanguard, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G was filed.

(4)
Amount includes 158,580 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,950,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.

(5)
Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") identifies individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors. The Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including when appropriate those applicable to membership on the Audit and Risk Committee and the Compensation Committee, as well as other criteria it deems appropriate.
The Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation, and success of the Company. Although the Governance Committee does not have a separate policy specifically governing diversity, it values diversity of viewpoints, background, and experience in evaluating candidates for Board membership and will consider a candidate’s experience, education, skills, background, gender, race, ethnicity, and other qualities and attributes, including the contributions of these qualities and attributes to the Board as a whole.
Board Composition
The Governance Committee assesses annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee may establish processes for developing candidates for Board membership and conducting searches for Board candidates. The Governance Committee, which periodically evaluates potential director candidates, recommended that Mr. McLean be included as a director nominee for election at the 2016 Annual Meeting of Stockholders.
As part of this annual review of Board composition, the Governance Committee considers director tenure, including a comparison of director tenure to the Company's peer group. To assist in its review, the Chair of the Governance Committee periodically conducts individual meetings with the independent directors to discuss Board composition and determine whether such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.
Our Lead Independent Director (who also is the Chair of the Governance Committee) leads the annual Board self-evaluation procedure to review the Board's effectiveness and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director leads the discussion with the Board to review this information and to identify any areas for improvement.
The Board believes that, through its annual review of Board composition and nomination process, coupled with its annual self-evaluation procedure, the Board will continue to meet the needs of the Company.

Our Director Nominees
The Board currently consists of nine directors. Each current director is standing for re-election to hold office until the 2018 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director.
During fiscal 2016, the Board adopted a majority voting standard for uncontested director elections. Under the new majority voting standard, in uncontested elections a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote in the event of a contested election.
Director Qualifications
The Governance Committee has reviewed the business experience and qualifications of each director nominee and has concluded that the directors possess business experience in the areas set forth below. The Governance Committee believes that the directors' business experience in these areas brings value to the Board and to the Company in light of our business strategy, structure, and direction.
This business experience, coupled with our directors' knowledge and understanding of the Company's operations, governance, personnel, and business ethic gained by them over time, have led the Governance Committee and the Board of Directors to the conclusion that each director provides the Company with unique perspective, insight, and skills that enable him or her to provide strong guidance and leadership during all phases of the cycle of the real estate market and in times of management transition, and that each should serve as a director of the Company.
The table below summarizes certain key qualifications and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director's biography below describes his or her qualifications and relevant experience in more detail.
Skills and Qualifications of our Director Nominees

Name	Leadership	Industry	Operating	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Board Experience

Robert I. Toll	✓	✓	✓		✓	✓	✓
Douglas C. Yearley, Jr.	✓	✓	✓		✓	✓
Edward G. Boehne	✓			✓	✓	✓	✓
Richard J. Braemer	✓	✓		✓	✓	✓	✓
Christine N. Garvey	✓	✓	✓	✓		✓	✓
Carl B. Marbach	✓		✓	✓	✓
John A. McLean	✓		✓	✓	✓
Stephen A. Novick	✓				✓	✓	✓
Paul E. Shapiro	✓		✓	✓	✓	✓	✓
In addition to the skills and qualifications referenced above, we include below other information about the backgrounds and experience of our director nominees, including specific qualifications, experience, skills, and expertise considered by the Governance Committee as relevant to each of the nominee's candidacy as a director.

Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as Chairman of the Board and Chief Executive Officer from our inception until June 2010, when he assumed the position of Executive Chairman of the Board. He brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board, Chief Executive Officer and, currently, Executive Chairman of the Company, and has established the Company as the country’s leading luxury home builder.
Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 25 years he has been with the Company, his managerial and leadership experience, and his legal background.
Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Risk Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Bancorp, Inc. and its subsidiary, Beneficial Bank. Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his current service in various board and advisory positions with high profile companies in the banking and insurance industries.
Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including real estate transactions, he brings to our Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees, and independent directors of publicly and privately held corporations.
Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has been a member of the board of directors of HCP, Inc. since 2007. She also has served as a member of the board of ProLogis since September 2005, when Catellus Development Corporation, of which she had been a member of the board since 1995, merged into a subsidiary of ProLogis. Ms. Garvey served on the board of directors of Hilton Hotels Corporation through October 2007. She brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.

Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.
John A. McLean has been a member of our Board since March 2016. He is a member of the Nominating and Corporate Governance Committee. Mr. McLean is the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of Hartford Funds, a position he has held since January 2013. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers. Prior to that time, Mr. McLean held positions of increasing responsibility at MFS Fund Distributors. He serves on the Board of Trustees of Gateway to Leadership. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.
Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation and the Nominating and Corporate Governance Committees. Mr. Novick serves as Senior Advisor to Chasbro Investments. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In April 2015, he was elected to the Board of Trustees of The Julliard School. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to our Board his creative skills, leadership, and expertise in the field of marketing communications.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit and Risk Committee and a member of the Executive Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Holdings LLC, and he is Chairman of the Board of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP (which acquired Shapiro and Bregman, a firm he co-founded) and was a partner in Wolf, Block, Schorr and Solis-Cohen. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.
Required Vote
Director nominees are elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2017. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2016 and 2015:

	2016	2015

Audit Fees (1)	$1,360,000	$1,257,500
Audit-Related Fees (2)	1,995	31,990
Tax Fees (3)	74,000	51,343
All Other Fees	—	—
	$1,435,995	$1,340,833

(1)
“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents and comfort letters to underwriters in various filings with the Securities and Exchange Commission ("SEC").

(2)	“Audit-Related Fees” include fees billed for audits of a certain joint venture in which we have an interest and fees for the use of the independent auditors’ technical accounting research tool.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2016 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2016.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
Our stockholders voted in 2011, in an advisory vote, in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board adopted this approach. In accordance with this outcome of that stockholder vote and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement. We encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” and the tabular (and accompanying narrative) disclosure on pages 27 to 49.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our short- and long-term business strategy. Our executive compensation program received the support of 98%, 87%, 98%, 99%, 98%, and 99% of our stockholders who voted at our Annual Meeting of Stockholders in 2016, 2015, 2014, 2013, 2012, and 2011, respectively.
In December 2015, the Compensation Committee changed several components of our executive compensation program to strengthen the alignment between pay and performance. These changes, which were effective for fiscal 2016 compensation, reflect feedback from stockholders and proxy advisory firms, current market practice, input from the Compensation Committee’s independent compensation consultant, and the Compensation Committee’s consideration of the results of past Say on Pay advisory votes.
In determining fiscal 2016 compensation for our NEOs, as described in the “Compensation Discussion and Analysis” starting on page 27, the Compensation Committee considered the contributions of each of our executive officers to the Company’s strategy to diversify our geographic footprint and broaden our platform of residential product lines. The Compensation Committee also considered Company performance in fiscal 2016 and paid particular attention to the notable areas of our performance and our management’s achievements in fiscal 2016 set forth under “Compensation Discussion and Analysis—Fiscal 2016 Company Performance” on pages 27 to 28.
Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” beginning on page 27 of the proxy statement and the related compensation tables and narrative discussion.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR—ADVISORY AND NON-BINDING VOTE ON FREQUENCY OF VOTE REGARDING EXECUTIVE COMPENSATION (SAY ON PAY FREQUENCY)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote on how often we should include a Say on Pay proposal in our proxy materials for future annual stockholder meetings (the “Say on Pay Frequency" proposal). Stockholders may vote to recommend having the Say on Pay vote every year, every two years, or every three years.
Our stockholders voted in 2011, in an advisory vote, in favor of the annual submission of the Company’s executive compensation to our stockholders for approval on a non-binding basis, and our Board adopted this approach. We continue to believe that Say on Pay votes should continue to be conducted every year so that our stockholders may annually express their views on our executive compensation program.
As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee; however, the Compensation Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a Say on Pay vote. It is expected that the next vote on a Say on Pay Frequency proposal will occur at the 2023 Annual Meeting of Stockholders.
Stockholders may cast their advisory vote to recommend holding future advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or to “Abstain.”
Required Vote
A plurality of the votes cast on this proposal will determine the stockholders’ preferred frequency for holding future advisory votes on executive compensation, which means that the option for holding an advisory vote every 1 year, 2 years, or 3 years receiving the greatest number of votes will be considered the preferred frequency of the stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
TO HOLD SAY ON PAY VOTES EVERY 1 YEAR.

PROPOSAL FIVE—APPROVAL OF THE TOLL BROTHERS, INC.
EMPLOYEE STOCK PURCHASE PLAN (2017)
The Company’s Employee Stock Purchase Plan (2017) (the “ESPP”) is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
The Board believes that the ESPP promotes the interests of the Company and its stockholders by encouraging employees of the Company to become stockholders, and therefore promotes the Company’s growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of the Company's common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The Board believes that it is desirable and in the best interests of the Company and its stockholders to continue to provide employees of the Company with benefits under the ESPP.
The Company is seeking approval of the ESPP since the current plan is scheduled to expire in December 2017. At October 31, 2016, there were 500,000 shares of common stock reserved for issuance under the expiring employee stock purchase plan. If the ESPP is approved by stockholders, the remaining shares available for grant under the expiring plan will be cancelled, and the ESPP will have 500,000 shares available for issuance.
A copy of the ESPP, as proposed to be amended, is attached to this proxy statement as Annex A. The following description of the ESPP is a summary of certain provisions and is qualified in its entirety by reference to Annex A.
Material Provisions of the ESPP
Subject to shareholder approval, a maximum of 500,000 shares of common stock may be issued under the ESPP. The number of shares issued or reserved pursuant to the ESPP (or pursuant to outstanding awards) is subject to adjustment on account of stock splits and/or stock dividends. The shares may consist of shares purchased specifically for purposes of the ESPP, shares otherwise held in treasury or shares originally issued by the Company for such purpose. If the ESPP is approved by shareholders, it will become effective as of April 3, 2017, and no new offering periods will commence on or after that date under the current Amended and Restated Employee Stock Purchase Plan, dated January 1, 2008.
Administration. The ESPP is administered by the Board of Directors (the “Board”) or by a committee of the Board consisting of one or more members designated by the Board (the Board or such a committee of the Board, the “Administrator”). The Administrator has the authority to interpret the ESPP, to issue rules for administering the ESPP, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the ESPP. All determinations, interpretations and constructions made by the Administrator with respect to the ESPP shall be final and conclusive.
Eligibility. Each of our (and our affiliates’) employees are eligible to participate in the ESPP, other than employees whose customary employment is for less than five months per calendar year or for less than 20 hours per week. Our employees who own stock possessing 5% or more of the total combined voting power or value of all classes of our stock will not be granted an option under the ESPP. As of the Record Date, approximately 4,550 employees of the Company and its affiliates, including four executive officers, were eligible to participate in the ESPP.
Participation in the Plan. Eligible employees may participate in the ESPP by electing to participate in a given offering period in either the 15% discount purchase program (“15% Program”) or the 5% discount purchase program (“5% Program”) by submitting a subscription agreement for either program authorizing specified payroll deductions and specifying a date to commence such deductions. A participant’s participation in the ESPP will continue until the participant makes a new election or withdraws from an offering period or the ESPP.
Payroll Deductions. Payroll deductions are made from the compensation paid to each participant for each offering period as elected by the participant; provided that no participant will be entitled to purchase, during any calendar year, shares exceeding an aggregate fair market value in excess of $25,000. A participant can increase, decrease or revoke the rate of payroll deductions during an offering period. In addition, payment for shares purchased under the plan may be made in cash.
Termination of Participation in the Plan. A participant’s participation in the ESPP will be terminated upon the termination of such participant’s employment for any reason. Upon a termination of a participant’s employment, no payroll deductions shall be taken thereafter, no purchase shall be permitted on any purchase date following the termination date, and the balance of such former participant’s plan account will be paid without interest to the former participant or the former participant’s estate in the event of participant’s death.
Purchase of Shares. With respect to an offering period for both the 15% Program and the 5% Program, each participant will be granted an option to purchase a number of shares up to a maximum fair market value established by the Administrator (which maximum will be $6,250). On the last business day of each offering period (each, a “purchase date”), we will apply the funds in each participant’s account to purchase shares. The purchase price for shares under the (a) 15% Program is 85% of the fair market value of the shares on the purchase date and (b) 5% Program is 95% of the fair market value of the shares on the purchase date. As soon as practicable after each purchase date, the number of shares purchased by each participant will be deposited in an investment account established in such participant’s name. A participant will not be permitted to dispose of shares purchased pursuant to the 15% Program until the third anniversary of the applicable purchase date. Shares purchased under the 5% Program may be transferred by the employee at any time and there is no restriction on the disposition of such shares.
Amendment and Termination. The Administrator may amend the ESPP; provided, however, that no amendment will be made which, without shareholder approval, would increase the number of shares authorized for the ESPP, materially increase the benefits accruing to participants under the ESPP or modify the requirements as to eligibility for participation in the ESPP.
The ESPP will terminate upon the earliest of the termination of the ESPP by our Board of Directors or December 31, 2027.
Withholding. We reserve the right to withhold from shares distributed to a participant any amounts which we are required by law to withhold.
Certain Federal Income Tax Consequences
The following discussion of the U.S. federal income tax consequences relating to the ESPP is based on present federal tax laws and regulations and is not a complete description of the federal income tax laws. Participants may also be subject to certain state, local or non-U.S. taxes which are not described below.
Options to purchase shares of our common stock granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares of common stock purchased under the ESPP are sold or otherwise disposed of. If the shares of common stock are disposed of within two years from the first day of the offering period, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares of common stock on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares of common stock, and any additional gain or resulting loss recognized on the disposition of the shares of common stock after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the purchase date.
If the shares of our common stock purchased under the ESPP are sold (or otherwise disposed of) more than two years after the first day of the offering period, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (b) the excess of the fair market value of the stock as of the purchase date over the purchase price will be treated as ordinary income. The amount of such ordinary income will be added to the participant’s basis in the shares of our common stock, and any additional gain recognized on the disposition of the shares of common stock after such basis adjustment will be long-term capital gain. If the fair market value of the shares of common stock on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.
The company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized in the United States by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. In all other cases, no deduction is allowed.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FIVE.

Equity Compensation Plan Information
The following table provides information as of October 31, 2016 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	10,349	$26.3553	6,771
Equity compensation plans not approved by security holders	—		—
Total	10,349	$26.3553	6,771

(1)
Amount includes 8,514,000 shares and 1,835,000 shares of stock options and RSUs, respectively, outstanding as of October 31, 2016. The amount of performance-based RSUs, which is included in the RSU amount, reflects the maximum number of shares that could be issued under the fiscal 2016 award as further described under "2016 Performance-Based RSUs" starting on page 41.

(2)	The weighted-average exercise price does not take into account the 1,835,000 shares of RSUs outstanding as of October 31, 2016.

CORPORATE GOVERNANCE
We are committed to operating within a comprehensive plan of corporate governance for the purpose of defining and evaluating director independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board and the Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.
Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on, and can be obtained free of charge from, our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Leadership Structure
In fiscal 2010, the Board appointed Mr. Douglas C. Yearley, Jr. as Chief Executive Officer ("CEO") and Mr. Robert I. Toll, our co-founder and prior CEO, as Executive Chairman of the Board. Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with Mr. Robert I. Toll and the Board. As Executive Chairman of the Board, Mr. Robert I. Toll is actively involved in our business by chairing the Board, acting as advisor to the executive officers, and regularly engaging in the review of land transactions.
In the Board’s view, an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Robert I. Toll’s vast experience, skills, expertise, and knowledge of the Company and the home building industry.
Since March 2011, Edward G. Boehne has served as the Lead Independent Director of the Board of Directors. Mr. Boehne helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Executive Chairman of the Board, the CEO and the non-independent directors, on the one hand, and the independent directors, on the other hand;

•	serving as the director whom stockholders may contact;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors; and

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time.
Codes of Business Conduct and Ethics
The Governance Committee is responsible for reviewing proposed changes to the Company's governance instruments, including its codes of ethics. In December 2016, upon the recommendation of the Governance Committee, the Board approved a revised Code of Ethics and Business Conduct which applies to all employees, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics supersede the prior versions for employees and for the principal executive officer and senior financial officers. They are available free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:

(1)
the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of, or is, or has been within the last three years, one of our executive officers;

(2)
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3)
(a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4)
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5)
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

(6)
the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors are independent, other than Mr. Robert I. Toll and Mr. Yearley. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.

Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2016 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the cover page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the chairs and members of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Douglas C. Yearley, Jr.
Edward G. Boehne	✓	M		C
Richard J. Braemer	✓				C
Christine N. Garvey	✓	M			M
John A. McLean	✓			M
Carl B. Marbach	✓	M	C		M
Stephen A. Novick	✓		M	M
Paul E. Shapiro	✓	C	M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and for the entire 2016 fiscal year was, composed of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see “Proposal One—Election of Directors” starting on page 7.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	acting on behalf of our Board to discharge the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;

•	review of the performance of our internal audit function; and

•	management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 62 under “Audit and Risk Committee Report.” During fiscal 2016, the Audit Committee held 11 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with management, the company’s Chief Audit Officer, and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and for the entire 2016 fiscal year was, composed of Carl B. Marbach (Chair), Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman of the Board and the CEO;

•
evaluating the performance of the Executive Chairman of the Board and the CEO in light of those goals and objectives and determining each of the Executive Chairman of the Board’s and CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on Say on Pay;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•
administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's Senior Officer Bonus Plan ("Senior Officer Plan) and its Supplemental Executive Retirement Plan ("SERP");

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 27. The Compensation Committee held five meetings during fiscal 2016. During fiscal 2016, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation and advising the Governance Committee on director compensation.
Nominating and Corporate Governance Committee
The Governance Committee is composed of Edward G. Boehne (Chair), John A. McLean, and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence. Mr. McLean joined the Governance Committee in May 2016.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	assessing annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs; and

•	reviewing and approving related person transactions.
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee held five meetings during fiscal 2016.

Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is composed of Richard J. Braemer (Chair), Christine N. Garvey, and Carl B. Marbach. Ms. Garvey joined the Public Debt and Equity Securities Committee in June 2016.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee held one meeting during fiscal 2016.
Director Attendance
Attendance at Board Meetings

•	The Board held six meetings during fiscal 2016.

•	All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

•
Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During fiscal 2016, the independent directors met four times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our directors except Mr. Marbach attended our 2016 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from an enterprise risk management committee composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. This committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the financial impact to the Company, the results of which are presented to the Audit Committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive directors to the Board. Our non-executive directors are compensated in cash, stock options, and RSUs for their service as directors. The equity portion of annual compensation is paid following the end of the fiscal year, so the equity grant for service in the fiscal year ended October 31, 2015 was made at the beginning of fiscal 2016.
The compensation program in effect for fiscal 2015 and 2016 for non-executive directors consisted of the following components:

•
Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer, consisting of a combination of cash and equity, with an annual aggregate value of $160,000 as follows:

•	Cash. Each non-executive director receives one-third of the annual retainer in cash.

•
Equity. The equity portion of the annual retainer for a non-executive director consists of two components: (a) non-qualified stock options having a grant date fair value of one-third of the annual retainer and (b) RSUs having a grant date fair value of one-third of the annual retainer, except that fractional share options and units are not issued. Equity grants made in fiscal 2016 were issued under the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) for the non-employee directors and the Stock Incentive Plan for Employees (2014) for Mr. Bruce E. Toll.

Stock options are granted on a date within the last 15 days of December that is determined in advance by the Board for service during the immediately preceding fiscal year and are granted by the Board with an exercise price equal to the closing price of the underlying common stock on the date of grant. Each option grant made to a non-executive director has a ten-year term and vests in equal annual installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. For directors with five or more years of service, options continue to vest and remain exercisable for the ten-year term in the event of the director's death, disability, or retirement.
RSUs are granted on the same equity award grant date as stock options. RSUs granted as director compensation vest in equal annual installments over two years, and shares underlying RSUs are generally deliverable 30 days after the vesting of the second installment. Upon a change of control of the Company or upon the death, disability, or retirement of the director, RSUs granted as director compensation will vest immediately and will be deliverable 30 days after vesting.

•
Committee Retainer. Each member of the Audit Committee, the Governance Committee, and the Compensation Committee receives annually, for service on each such Committee, a combination of cash and equity with a grant date fair value of $20,000 as follows (except that fractional share options and units are not issued): (a) one-third of this amount in cash; (b) non-qualified stock options having a grant date fair value of one-third of this amount; and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same material terms described above under “Equity.” In addition, the Chair of each of these committees receives an additional annual cash retainer of $10,000.

Each member of the Public Debt and Equity Securities Committee receives annually for any fiscal year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000 as follows (except that fractional share options and units are not issued): (a) one-third of this amount in cash; (b) non-qualified stock options having a grant date fair value of one-third of this amount; and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same features described above under “Equity.” In addition, the Chair of that Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director, Mr. Edward G. Boehne, receives annually $10,000 in cash for his services in that capacity.
Fiscal 2017 Changes to Director Compensation Program
In fiscal 2016, the Board adopted changes to the non-executive director compensation program that will be effective for service starting in fiscal 2017. The Board increased the annual retainer to $210,000 and determined that the equity portion of each of the annual retainers for Board and Committee service would consist of RSUs having a grant date fair value of two-thirds of the annual retainer.
Other Director Compensation Arrangements
Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”) with the Company as of November 1, 2010. The Advisory Agreement was terminated on March 8, 2016, the date that Mr. Bruce E. Toll ceased to be a director and an employee of the Company. The Advisory Agreement provided, among other things, that the Company would retain Mr. Bruce E. Toll as Special Advisor to the Executive Chairman of the Board and the CEO. In fiscal 2016, Mr. Bruce E. Toll received $114,808 as compensation under the Advisory Agreement, which was a pro-rated payment of his annual compensation of $300,000 for his period of service in fiscal 2016 through March 8, 2016.
The Advisory Agreement provided that during its term, Mr. Bruce E. Toll would be an employee and entitled to receive the health plan benefits provided to our NEOs, which in fiscal 2016 were the same as those provided to all of our employees after 60 days of service with us. Mr. Bruce E. Toll was a participant in the Company’s 401(k) retirement plan during fiscal 2016 through March 8, 2016, and we provided Mr. Bruce E. Toll with a contribution to the Company’s 401(k) retirement plan in the amount of $6,562 during this period.
In addition, Mr. Bruce E. Toll is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years. Mr. Bruce E. Toll became eligible to receive his SERP benefits when he ceased to provide services to the Company on March 8, 2016. See “Executive Compensation Tables—Pension Benefits During Fiscal 2016—Supplemental Executive Retirement Plan” on page 56 for a more detailed description of the SERP.

Director Compensation Table
The following table sets forth information concerning the fiscal 2016 compensation awarded to or earned by our non-executive directors. Executive directors are not compensated for their service as directors. The compensation received by our executive directors for their services as employees is shown in the Summary Compensation Table on page 50 of this proxy statement.
Director Compensation during Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Robert S. Blank (7)	90,002	63,335	63,349	—	—	216,686
Edward G. Boehne	86,670	66,653	66,672	—	—	219,995
Richard J. Braemer	61,668	56,666	56,685	—	—	175,019
Christine N. Garvey	60,002	59,984	60,008	—	—	179,994
Carl B. Marbach	80,004	70,003	70,012	—	—	220,019
John A. McLean (8)	38,890	—	—	—	—	38,890
Stephen A. Novick	66,670	66,653	66,672	—	—	199,995
Paul E. Shapiro	76,670	66,653	66,672	—	—	209,995
Bruce E. Toll (9)	13,334	56,666	56,685	333,444	121,370	581,499

(1)
Annual RSU grants to non-executive directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2015.

Each non-executive director received RSUs having a value of $53,333 for Board service. In addition, non-executive directors received RSUs having a value of $6,666 for service on each of the Audit Committee, the Governance Committee, and the Compensation Committee, and RSUs having a value of $3,333 for service on the Public Debt and Equity Securities Committee. For purposes of determining the number of RSUs that are awarded, the RSU grant date fair value per share is the closing price of our common stock on December 18, 2015, the grant date of the awards. Fractional RSUs are not granted.

(2)
The non-executive directors held the following amounts of outstanding unvested RSUs at October 31, 2016: Mr. Boehne, 3,055 units; Mr. Braemer, 2,597 units, Ms. Garvey, 2,750 units; Mr. Marbach, 3,208 units; Mr. Novick, 3,055 units; and Mr. Shapiro, 3,055 units. The non-executive directors held the following amounts of outstanding vested RSUs at October 31, 2016: Mr. Boehne, 1,026 units; Mr. Braemer, 872 units; Ms. Garvey, 923 units; Mr. Marbach, 1,077 units; Mr. Novick, 1,026 units; and Mr. Shapiro, 1,026 units.

(3)
The annual stock option grants to non-executive directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2015.

Each non-executive director received options having a value of $53,333 for Board service. In addition, non-executive directors received options having a value of $6,666 for service on each of the Audit Committee, the Governance Committee, and the Compensation Committee; and options having a value of $3,333 for service on the Public Debt and Equity Securities Committee. Options for fractional shares are not granted. The option grant values reflected in the table may vary from these amounts because the option grant date fair value per share is determined as follows:
For purposes of determining the number of shares that are subject to the options granted, the assigned value per share of the options was determined by multiplying the closing price of our stock on December 18, 2015, the date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the date of the awards for the relevant date, and (y) the numerator is the grant date fair value of the options granted in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"); assumptions used in the calculation of the ASC 718 amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, excluding the effect of estimated forfeitures.

(4)
The non-executive directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2016 : Mr. Blank's estate, 110,129 shares; Mr. Boehne, 116,873 shares; Mr. Braemer, 102,642 shares; Ms. Garvey, 29,385 shares; Mr. Marbach, 117,116 shares; Mr. Novick, 116,373 shares; Mr. Shapiro, 113,123 shares; and Mr. Bruce E. Toll, 102,642 shares.

(5)	The amount in this column represents the increase in the actuarial present value of accumulated benefits under the SERP for Mr. Bruce E. Toll through October 31, 2016.

(6)
“All Other Compensation” consists of the following annual compensation and benefits provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement through March 8, 2016, the date he ceased to be a director and the Agreement was terminated. See “Other Director Compensation Arrangements,” above.

Compensation under Advisory Agreement	$114,808
Company contribution to 401(k) plan	6,562
Total	$121,370

(7)
Mr. Blank died on April 30, 2016. In fiscal 2016, his estate received a cash payment of $60,000, since the non-executive director compensation program provides that in the event of a non-executive director’s death, the heirs or legal representative of such director are entitled to a cash payment equal to two-thirds of the annual retainers for service as a director and Committee member (as applicable) in lieu of the equity portion of the annual retainers earned for such period, pro-rated through the date of death.

(8)	Mr. McLean was elected as a director on March 8, 2016 at the 2016 Annual Meeting of Stockholders.

(9)	Mr. Bruce E. Toll ceased to be a director on March 8, 2016.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") focuses on how our NEOs are compensated and how their compensation aligns with the Compensation Committee's objectives in setting compensation for our NEOs. In our CD&A, we will discuss:
Fiscal 2016 Company Performance
In determining NEO compensation for fiscal 2016, the Compensation Committee considered the contributions of each of our NEOs to the Company’s strategy to diversify our geographic footprint and broaden our platform of residential product lines. The Compensation Committee also considered Company performance in fiscal 2016 and paid particular attention to the Company's performance in the areas of revenues, pre-tax income, contracts, and backlog:

•
Revenues: Our revenues in fiscal 2016 of $5.17 billion and home building deliveries of 6,098 units rose 24% in dollars and 10% in units compared to fiscal 2015 and were the highest for any fiscal year since fiscal 2007.

•
Income: Our pre-tax income improved to $589.0 million in fiscal 2016, compared to pre-tax income of $535.6 million in fiscal 2015. Impacting FY 2016’s pre-tax income, reported in cost of sales, were $13.8 million of inventory impairments and $125.6 million of warranty charges primarily related to older stucco homes. Fiscal 2015’s pre-tax income included $35.7 million of inventory impairments and a comparable $14.7 million warranty charge. We reported net income of $382.1 million in fiscal 2016, or $2.18 per share diluted, compared to net income of $363.2 million in fiscal 2015, or $1.97 per share diluted, a 10.7% increase in diluted earnings per share.

•	Contracts: Our net signed contracts in fiscal 2016 of $5.65 billion and 6,719 units rose 14% in dollars and 14% in units compared to fiscal 2015.

•	Backlog: Our fiscal year-end 2016 backlog was $3.98 billion, up 14% compared to fiscal year-end 2015.
The Compensation Committee also considered the following results and achievements:

•
Gross Margin: Our gross margin as a percentage of revenues for fiscal 2016 was 19.8%, compared to 21.6% for fiscal 2015. Impacting FY 2016’s gross margin, reported in cost of sales, were $13.8 million of inventory impairments and $125.6 million of warranty charges primarily related to older stucco homes. Fiscal 2015’s gross margin included $35.7 million of inventory impairments and a comparable $14.7 million warranty charge.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 10.4% for fiscal 2016 compared to 10.9% for fiscal 2015.

•	Operating Margin: Our operating margin decreased to 9.5% for fiscal 2016 from 10.7% for fiscal 2015.

•	Joint Venture and Other Income: In fiscal 2016, we produced $99.0 million in pre-tax income from our joint ventures, ancillary operations, and other sources, compared to $88.7 million in fiscal 2015.

•
Honors: In fiscal 2016, we were named the Most Admired Home Building Company in Fortune magazine's survey of the World's Most Admired Companies for 2016. In addition, we ranked #6 among all 1,500 companies in the survey in the Quality of Products/Services category behind only Apple, Walt Disney, Amazon, Alphabet (Google), and Nordstrom.

Fiscal 2016 Pay for Performance
Fiscal 2016 LTIA Performance Targets. The Compensation Committee assesses alignment of our executive compensation program with our shareholders’ long-term interests as it determines the performance metrics for the Company’s long-term incentive awards (“LTIA”). Since fiscal 2012, the Compensation Committee has granted performance-based RSUs based on operational performance metrics ("Ops PRSUs"), specifically:

•
Pre-tax income, excluding specified gains and losses from litigation or claims, impairments, and other items in accordance with the Senior Officer Plan, as more fully described under "2016 Performance-Based RSU Awards—2016 Ops PRSUs" starting on page 41 ("PTI Metric");

•
Home building margin which is defined as home building cost of sales excluding interest expense, as a percentage of home building revenue, excluding specified gains and losses from litigation or claims, impairments, and other items in accordance with the Senior Officer Plan, as more fully described under "2016 Performance-Based RSU Awards—2016 Ops PRSUs" starting on page 41 ("Margin Metric"); and

•	Units delivered ("Units Metric").
In December 2015, the Compensation Committee established fiscal 2016 performance targets for the Ops PRSUs which in each case exceeded the targets for fiscal 2015. For the fiscal 2016 performance period:

•	The target level for the PTI Metric was set at 26.28% higher than the Company's actual performance for fiscal 2015, and the Company's fiscal 2016 performance rose 23.41% compared to fiscal 2015.

•	The target level for the Units Metric was set at 10.41% higher than the Company's actual performance for fiscal 2015, and the Company's fiscal 2016 performance rose 10.37% compared to fiscal 2015.

•	The target level for the Margin Metric was set to 26.10% compared to the Company's actual performance of 26.22% for fiscal 2015, and the Company's fiscal 2016 performance was 25.63%.

	Fiscal 2016 LTIA Performance Metrics Compared to Fiscal 2015
	Actual		Target (100%)		Payout (%)
	2016	2015	2016	2015	2016	2015
PTI Metric	$719,470,000	$582,994,000	$736,176,000	$531,443,000	97.73%	109.70%
Margin Metric	25.63%	26.22%	26.10%	25.79%	98.20%	101.67%
Units Metric	6,098	5,525	6,100	5,500	99.97%	100.45%
The strength of the Company’s operations and profit margins in fiscal 2016 resulted in a payout in number of shares at 98.63% of target for the Ops PRSUs, as more fully described below and under "2016 Performance-Based RSU Awards—2016 Ops PRSUs" starting on page 41.

At the beginning of fiscal 2016, the Compensation Committee determined that it would add a fourth performance metric by awarding performance-based RSUs based on relative TSR ("TSR PRSUs") to further support the alignment between pay and performance. At that time, the Compensation Committee made an initial grant of TSR PRSU target awards, including a one-time grant of TSR PRSU target awards with performance periods of one and two years to phase in these awards, in addition to the regularly recurring grant with a three-year performance period.
Although the Company’s operational performance in fiscal 2016 was strong, total shareholder return lagged our peer group. Due to the Company’s stock price performance in fiscal 2016:

•	Stock options granted to our executive officers in fiscal 2016 had a realizable value of zero at the end of the fiscal year.

•	TSR PRSUs with a one-year performance period consisting of fiscal 2016 had a payout of zero.

•	Ops PRSUs based on operating metrics had a realizable value of 18% lower than targeted.
Realizable Value of 2016 Equity Compensation. The Compensation Committee believes that the substantial decrease in the realizable value of equity awards granted to our CEO in fiscal 2016 compared to the grant date fair value of such awards in the Summary Compensation Table (“SCT”) on page 50 demonstrates the strong pay for performance alignment of our compensation program. The Compensation Committee particularly noted that the one-time grant to the CEO of TSR PRSUs with a one-year performance period consisting of fiscal 2016 has a grant date fair value of $1.08 million in the SCT but had a payout of zero.
Realizable Value of Equity Awards Granted in 2016 Compared to SCT Value

(1)
The realizable value of equity awards means the (a) the values of all performance-based RSUs granted in fiscal 2016 and (b) in the case of stock options, the intrinsic value of all awards granted in fiscal 2016 calculated by subtracting the exercise price from the share price on the last day of the fiscal year. Performance-based RSUs with performance periods ended within fiscal 2016 were valued at the determined outcome multiplied by the share price on the last day of fiscal 2016; performance-based RSUs for performance periods that have not yet been completed were valued at target based on the share price on the last day of fiscal 2016.

The Compensation Committee recognizes that it is important for it to consider how compensation outcomes are influenced by Company performance. This perspective is particularly important because equity-based awards account for the most significant portion of the total compensation of our CEO and other executive officers. Accordingly, the Compensation Committee evaluated the decrease of approximately $4.6 million in the realizable value of the CEO’s equity awards granted in fiscal 2016 compared to the SCT value.
The Compensation Committee believes that the changes that it made to our executive compensation program in December 2015 to enhance pay for performance alignment were effective, as demonstrated by the correlation between LTIA performance metrics and the corresponding payouts for fiscal 2016 performance.
Impact of 2016 One-Time TSR PRSU Grants. In its year-end review of fiscal 2016 pay and performance, the Compensation Committee evaluated the impact of the changes to the executive compensation program for fiscal 2016 in the first year of their implementation.
As part of this deliberation, the Compensation Committee noted that the TSR PRSUs were phased in by making a one-time grant of awards with performance periods of one and two years, in addition to the regularly recurring grant with a three-year performance period. In reviewing SCT values for fiscal 2016, the Compensation Committee assessed the inflation in total compensation levels caused by these one-time awards and considered that, net of these one-time awards, SCT total compensation levels for fiscal 2016 were comparable to or less than fiscal 2015:

	2016 Adjusted SCT Total Compensation (1)	2015 SCT Total Compensation
Robert I. Toll	$6.99 million	$8.02 million
Douglas C. Yearley, Jr.	$9.99 million	$9.81 million
Richard T. Hartman	$4.06 million	$3.99 million
Martin P. Connor	$3.68 million	$3.46 million

(1)
2016 Adjusted SCT Total Compensation is the total compensation reported in the SCT for fiscal 2016, less the grant date fair value of the one-time grants of TSR PRSUs with performance periods of one and two years made in December 2015 to phase in the grant of TSR PRSUs which regularly will have a performance period of three years.

The Compensation Committee will continue to monitor and assess the impact of the recent changes to the compensation program and the effectiveness of the program to align pay and performance.

New Developments for Fiscal 2016 Compensation
In December 2015, the Compensation Committee changed several components of our executive compensation program to further support the alignment between pay and performance. These changes took into account feedback from stockholders and proxy advisory firms, current market practice, input from the Compensation Committee’s independent compensation consultant, and the Compensation Committee’s consideration of the results of the Say on Pay advisory vote held in 2015.
Summary of Executive Compensation Program Changes

Prior Program		New Program
Annual incentive bonus based 100% on qualitative performance assessment	è	Payout of 60% of annual incentive bonus based on pre-tax income targets, with qualitative performance assessment limited to 40%
Long-term incentive award performance metrics based on pre-tax income, home building margin, and units delivered	è	Relative total shareholder return added as LTIA performance metric
One-year performance period for all performance-based RSUs	è	Three-year performance period for TSR PRSUs (after phase-in of awards)
Mix of equity awards varied among NEOs	è	Mix of 60% performance-based RSUs and 40% stock options awarded to all NEOs other than the Executive Chairman
No clawback policy	è	Incentive compensation, including stock-based compensation, is subject to a clawback policy
In addition, starting with grants made in December 2016, in no event will the payout for the TSR PRSUs be greater than 125% if the Company’s own TSR is negative for the performance period. Additional detail regarding these executive compensation program features can be found under "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 36, "Long-Term Incentive Compensation Decisions—Performance-Based RSUs" starting on page 40, and "Other Compensation Practices and Policies—Clawback Policy" on page 48.
Consideration of Say on Pay Results
At our 2016 Annual Meeting of Stockholders, 98% of those stockholders voting on the Say on Pay proposal voted in support of the compensation of our NEOs. The results of our Say on Pay votes held to date are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote
2016	98%
2015	87%
2014	98%
2013	99%
2012	98%
2011	99%
In response to the decrease in support in fiscal 2015, the Compensation Committee undertook a comprehensive review of the Company's executive compensation program with the goal of making changes in the program for fiscal 2016 compensation. As part of this review, we considered the assessments of our program by the two major proxy advisory firms, and we held discussions with a number of our largest institutional stockholders and a proxy advisory firm regarding their views on the existing and proposed new components of the program.

As a result of this review and the feedback received from stockholders, proxy advisory firms, and the Compensation Committee’s independent compensation consultant, the Compensation Committee made the changes summarized above to the executive compensation program effective for fiscal 2016. The Compensation Committee viewed the results of the 2016 Say on Pay vote as an affirmation of the changes made to the executive compensation program made in December 2015 and, accordingly, did not implement further significant changes to the program during fiscal 2016.
Compensation Philosophy and Objectives
We face competition for talent from a number of other home builders in markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•
Set compensation levels that are sufficiently competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through the phases of the cycle of the real estate market.

•
Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•
Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.

•
Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including use of performance-based RSU grants as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders, including the use of such compensation to reward actions that demonstrate long-term vision.

•
Consider tax deductibility for incentive compensation. Although the Compensation Committee may award compensation to NEOs that is not tax-deductible when it deems that such compensation is in the best interests of the Company, it generally attempts to structure compensation for NEOs to meet the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

•	Use pay practices that support good governance.

◦	We do not enter into employment agreements with NEOs or agreements that provide “golden parachute" cash payouts or excise tax gross-ups for our NEOs.

◦	Benefits conditioned upon a change of control are limited to vesting and potential payment of existing SERP benefits and vesting of previously granted equity awards.

◦	Perquisites are limited, and we do not provide tax gross ups on perquisites.

◦	We have a policy that restricts NEOs' hedging and pledging of Company shares.

◦	Incentive compensation, including stock-based compensation, is subject to a clawback policy starting in fiscal 2016.

Performance Assessment Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2016, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

December 2015
Set performance goals for fiscal 2016 annual incentive bonus and performance-based RSU awards and fixed target number of 2016 performance-based RSU awards for NEOs
Set calendar year 2016 base salaries for the NEOs

June 2016
Reviewed the Say on Pay voting results from the 2016 annual meeting of stockholders, as well as feedback received from stockholders and proxy advisory firms on our executive compensation program
Reviewed fiscal 2015 NEO compensation compared to our Peer Group (defined on page 45)
Reviewed a market assessment prepared by the Compensation Committee's independent compensation consultant of fiscal 2015 senior executive pay versus performance for the Company compared to the Peer Group
Reviewed Company financial results compared to the Peer Group for the prior fiscal year and the current fiscal year to date
Consulted with the independent compensation consultant regarding industry trends in executive compensation

November 2016
Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2015 senior executive pay versus projected Company fiscal 2016 performance compared to the Peer Group
Commenced discussions with our largest stockholders and proxy advisory firms to gain their input on our executive compensation program
Held preliminary discussions regarding NEO individual performance during fiscal 2016

December 2016
Reviewed market assessment prepared by the independent compensation consultant of fiscal 2015 Company senior executive pay versus actual Company fiscal 2016 performance compared to the Peer Group
Reviewed each NEO’s individual performance during fiscal 2016
Reviewed fiscal 2016 performance goals and certified the level of performance attained for annual incentive bonus eligibility and performance-based RSU payouts
Determined fiscal 2016 annual incentive bonuses for the NEOs
Determined and granted equity awards for fiscal 2016 performance

Review of Company Performance
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our Peer Group. The Compensation Committee also reviewed and considered our financial performance during the fiscal year when making final fiscal 2016 compensation decisions at the beginning of fiscal 2017. See "Fiscal 2016 Company Performance" starting on page 27.
Review of Individual Performance
As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the achievements described under “Fiscal 2016 Company Performance” above. The Compensation Committee also evaluated the contributions of each of our NEOs in fiscal 2016 to the following areas: the Company’s strategy to diversify our geographic footprint and broaden our platform of residential product lines; the Company's fiscal 2016 earnings per share and gross margin performance; and the Company's continuing growth, including its growth from approximately 3,900 full-time employees in fiscal 2015 to approximately 4,200 in fiscal 2016.
In making compensation decisions for fiscal 2016, the Compensation Committee further considered the following specific achievements of each of our NEOs in fiscal 2016:

•	The contributions of Mr. Toll, our Executive Chairman, as the Company's founder and his continuing guidance and oversight, in particular with respect to the Company's land acquisition;

•
The contributions of Mr. Yearley, our CEO, and Mr. Hartman, our President and Chief Operating Officer, to growth in backlog and the Company's realignment towards better-performing markets in fiscal 2016;

•	Mr. Yearley's and Mr. Hartman's efforts to further enhance the Company’s brand, which were reflected in industry honors received in fiscal 2016;

•
The contributions of Mr. Yearley and Mr. Connor, our Chief Financial Officer, to the Company's exploration of potential strategic transactions in fiscal 2016, including its acquisition of Coleman Homes at the start of fiscal 2017; and

•
Mr. Connor's contributions in the areas of new joint ventures formed; managing the Company’s balance sheet, including strategic repurchases of the Company's stock and the extension and expansion of the Company's corporate loans; assessing and managing risk; and oversight of initiatives to improve the Company’s information technology infrastructure.

Elements of Compensation
Summary of Executive Compensation Program

	Element	Time Horizon	Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus (1)	Short (1 year; paid semi-annually)	60% Quantitative Component; PTI Metric 40% Qualitative Component; Individual/Company Performance
	Performance-Based RSUs	Medium (3-4 years) (2)	PTI Metric (25%) Margin Metric (25%) Units Metric (25%) Relative TSR (25%)
	Options	Long (10 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance

(1)
Annual Incentive Bonus payments are subject to achievement of the consolidated revenues and PTI Metric performance goals under the Senior Officer Plan described under "Annual Incentive Bonus" starting on page 36.

(2)
The regularly recurring grant will have a three-year performance period; the TSR PRSUs were phased in by making a one-time grant of awards with performance periods of one and two years, in addition to the regularly recurring grant with a three-year performance period.

The Compensation Committee recognizes changing economic and industry conditions and changing compensation trends in its choice of methods to achieve the objectives discussed above, using a variety of compensation elements to accomplish its goals. In December 2015, the Compensation Committee changed certain features of our annual incentive bonus and LTIA program to further strengthen the alignment between pay and performance, as described more fully under "New Developments for Fiscal 2016 Compensation" on page 31 and in the specific decisions discussed below.
Cash Compensation Decisions
Base Salary
Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. The Compensation Committee also takes into account tax deductibility of base salaries under Section 162(m) of the Code.
Fiscal 2016 Salary. In December 2015, the Compensation Committee determined that, for calendar year 2016, the base salaries of Mr. Toll, Mr. Yearley, and Mr. Hartman would remain at $1,000,000, and the base salary of Mr. Connor would be increased to $975,000. The increase in the base salary for Mr. Connor for calendar year 2016 was based on a consideration of his performance in fiscal 2016 and his increased tenure at the Company.

Fiscal 2017 Salary. In December 2016, the Compensation Committee determined that, for calendar year 2017, the base salaries of the NEOs would remain unchanged, with Mr. Toll, Mr. Yearley, and Mr. Hartman remaining at $1,000,000, and Mr. Connor remaining at $975,000.

	Calendar 2017 Salary	Calendar 2016 Salary	Calendar 2015 Salary

Robert I. Toll	$1,000,000	$1,000,000	$1,000,000
Douglas C. Yearley, Jr.	$1,000,000	$1,000,000	$1,000,000
Richard T. Hartman	$1,000,000	$1,000,000	$1,000,000
Martin P. Connor	$975,000	$975,000	$950,000
Annual Incentive Bonus
Senior Officer Bonus Plan. The stockholder-approved Senior Officer Plan is designed to be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to the plan participants designated by the Compensation Committee. All of our NEOs have been designated as participants in the Senior Officer Plan. Awards paid under the Senior Officer Plan are designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code.
In order to maximize tax deductibility of awards under the Senior Officer Plan, the Compensation Committee has established that no award payable under the Senior Officer Plan can exceed an award cap of $8.5 million (the "Award Cap"). The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant.
Fiscal 2016 Senior Officer Plan Performance Goals. For fiscal 2016, the Compensation Committee met in December 2015 and established that eligibility for award amounts under the Senior Officer Plan would be conditioned upon achievement of equally weighted consolidated revenue and PTI Metric target amounts. The Compensation Committee chose to maintain an equal weighting of consolidated revenue, as a measure of growth, and the PTI Metric, as a measure of both operating profitability and the Company’s performance in its joint venture and non-home building activities.
The consolidated revenue and PTI Metric targets are intended to meet the requirements for full tax deductibility of annual bonus payments to executive officers. Annual incentive bonus payments to the NEOs are subject to achievement of the consolidated revenue and PTI Metric target amounts under the Senior Officer Plan.
Bonus performance goals were set by the Compensation Committee based on forecasted results for the 2016 fiscal year and performance under the Senior Officer Plan in prior years. Eligibility for 50% of the amount available to the NEOs under the Senior Officer Plan was conditioned upon our achievement of at least 80% of these targets:

Performance Metric	100% Eligibility	50% Eligibility (80% of Targets)	Actual Company Performance

Consolidated Revenues	≥ $4.5 billion (50%)	≥ $3.6 billion (25%)	$5,169,508,000
PTI Metric	≥ $662,558,400 (50%)	≥ $530,046,720 (25%)	$719,470,000
The Compensation Committee met in December 2016 and determined that we had exceeded the consolidated revenues and PTI Metric targets for 100% eligibility under the Senior Officer Plan during fiscal 2016. For fiscal 2016 performance, the Compensation Committee awarded cash annual incentive bonuses discussed below that were well below the maximum amounts allowable under the Senior Officer Plan, which has been true since adoption of the initial plan in 2010.

2016 Cash Annual Incentive Bonuses. In December 2015, the Compensation Committee determined that, in calculating the annual incentive bonus amounts to be paid for fiscal 2016 performance (subject to achievement of the 2016 performance goals under the Senior Officer Plan), payout of 60% of the annual incentive bonus would be based on achievement of a PTI Metric performance target, as discussed in more detail under "Formulaic Bonus Component" below. Each NEO would be eligible to earn the remaining 40% of the target level bonus through the Compensation Committee's qualitative assessment of individual and Company performance in fiscal 2016.
Formulaic Bonus Component. As discussed above, in December 2015 the Compensation Committee determined that, in calculating the amounts of annual incentive bonuses actually to be paid out of the amounts for which the NEOs were eligible under the Senior Officer Plan, payout of 60% of the annual incentive bonus for performance in fiscal 2016 would be based on achievement of a PTI Metric target amount.
For fiscal 2016, the bonus payment based on PTI Metric performance could range between 80% and 120% of the target bonus amount to the extent that the Company’s PTI Metric performance for fiscal 2016 was between 80% and 120% of the PTI Metric target amount. No amounts would have been paid for PTI Metric performance if the Company’s actual PTI Metric performance for fiscal 2016 was less than 80% of the PTI Metric target amount. The bonus payment for PTI Metric performance would have been paid at the maximum level of 120% of the target bonus amount if the Company’s PTI Metric performance for fiscal 2016 was equal to or greater than 120% of the PTI Metric target amount.
The Compensation Committee met in December 2016 and determined that the percent achieved of the PTI Metric target amount set forth below was 97.73% for fiscal 2016 performance:

	2016 Annual Incentive Bonus Formulaic Bonus Component
	Minimum (80%)	Target (100%)	Maximum (120%)	Fiscal 2016 Actual

PTI Metric	$588,940,800	$736,176,000	$883,411,200	$719,470,000
At that time, the Compensation Committee determined that the formulaic component of the annual incentive bonus amounts for fiscal 2016 based on PTI Metric performance were as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Robert I .Toll	$900,000	$879,570
Douglas C. Yearley, Jr.	$1,560,000	$1,524,588
Robert T. Hartman	$577,500	$564,391
Martin P. Connor	$577,500	$564,391
Qualitative Assessment Bonus Component. As discussed above, in December 2015 the Compensation Committee determined that in calculating the amounts of annual incentive bonuses actually to be paid out of the amounts for which the NEOs were eligible under the Senior Officer Plan, each NEO would be eligible to earn the remaining 40% of the target level bonus through a qualitative assessment of individual and Company performance.
In its qualitative evaluation of performance for fiscal 2016, the Compensation Committee considered actual results as compared to performance targets set at the beginning of the fiscal year. As part of this assessment, the Compensation Committee considered the Company’s fiscal 2016 results in the following areas:

•
Results as reported under U.S. generally accepted accounting principles (GAAP) on an absolute basis and relative to the prior fiscal year, particularly in the areas of revenues and pre-tax income, both of which exceeded fiscal 2015 results;

•	Actual fiscal 2016 results compared to performance targets for the PTI Metric, Margin Metric, and Units Metric established by the Compensation Committee at the beginning of the fiscal year;

•
Total shareholder return during fiscal 2016, which was negative and was lower than the median of the Peer Group for one- and three-year periods, but exceeded the median of the Peer Group for a ten-year period; and

•
One-year growth compared to the Peer Group in reported revenues, net income, earnings before interest and taxes, backlog, new orders, and settlements, as well as gross margin and pre-tax margin performance in fiscal 2016 compared to the Peer Group.

In its evaluation of individual performance, the Compensation Committee considered each NEO’s contribution to the financial and other business achievements in fiscal 2016. Additionally, the Compensation Committee recognized the contributions of each of our NEOs to the Company’s strategy to diversify our geographic footprint and broaden our platform of residential product lines in fiscal 2016. For further discussion of these considerations, see “Fiscal 2016 Company Performance” on pages 27 to 28 and "Performance Assessment Process” starting on page 33.
Based on this qualitative assessment of Company performance, the Compensation Committee decided to award the qualitative assessment component of the cash annual incentive bonuses for fiscal 2016 performance at 100% of target, as set forth below.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Robert I .Toll	$600,000	$600,000
Douglas C. Yearley, Jr.	$1,040,000	$1,040,000
Robert T. Hartman	$385,000	$385,000
Martin P. Connor	$385,000	$385,000
Total Fiscal 2016 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by the NEOs for fiscal 2016 is set forth below. Details on total compensation, measured and presented in the format required by the SEC, can be found in the Summary Compensation Table on page 50 of this proxy statement.

	Base Salary	Annual Incentive Bonus	Total Cash Compensation

Robert I. Toll	$1,000,000	$1,479,570	$2,479,570
Douglas C. Yearley, Jr.	$1,000,000	$2,564,588	$3,564,588
Richard T. Hartman	$1,000,000	$949,391	$1,949,391
Martin P. Connor (1)	$970,833	$949,391	$1,920,224

(1)	Reflects base salary earned during fiscal 2016. Base salary is paid on a calendar year basis; the 2016 calendar year annual salary for Mr. Connor was $975,000.
Fiscal 2017 Bonus Performance Goals. In December 2016, the Compensation Committee set the fiscal 2017 performance goals for the Senior Officer Plan and determined that eligibility for award amounts under the Senior Officer Plan would continue to be conditioned upon achievement of equally weighted consolidated revenue and PTI Metric target amounts. The Compensation Committee also determined that the structure of the determination of the annual incentive bonus for fiscal 2017 performance would remain unchanged from fiscal 2016.

For fiscal 2017 performance, payout of 60% of the annual incentive bonus will continue to be based on achievement of a PTI Metric target amount, and 40% will be based on the Compensation Committee's qualitative assessment of individual and Company performance (subject in each case to achievement of the 2017 performance goals under the Senior Officer Plan). The bonus payment under the formulaic bonus component will continue to range between 80% and 120% of target. Eligibility goals under the Senior Officer Plan for fiscal 2017 were set by the Compensation Committee based on forecasted results for the fiscal year and performance in prior years.
Long-Term Incentive Compensation Decisions
The Compensation Committee awards equity compensation to our NEOs in the form of stock options and performance-based RSUs. These equity awards are based on the Compensation Committee's assessment of the Company’s performance for a given fiscal year, as well as its determinations of the effectiveness of each NEO and the extent of his contributions to our success, and the economic climate in which we operate. Beginning with awards granted in fiscal 2016, the amount of stock options and performance-based RSUs awarded to each NEO has been determined on a fixed dollar basis, and the mix of equity awards for the NEOs (other than Mr. Toll) has been fixed at approximately 60% performance-based RSUs and 40% stock options.
Stock Options
Stock options for all employees, including NEOs, are granted on a date within the last 15 days of December that is set in advance by the Board. Because options are granted with exercise prices equal to the closing price of the underlying common stock on the date of the grant, any value that may ultimately be realized by an employee is based entirely upon our future stock price performance and return of capital to stockholders, which supports alignment with stockholder interests.
Options granted to our NEOs have a term of ten years from the date of the grant, and these options vest in equal annual amounts over a four-year period, beginning on the first anniversary of the date of the grant. Options would continue to vest and be exercisable for the remainder of the ten-year term upon death or disability, or qualified retirement following ten years of service, and would fully vest upon a change of control of the Company. In addition, all unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us. See “Potential Payments upon Termination or Change of Control” starting on page 57 of this proxy statement.
2016 Options. At the beginning of fiscal 2016, the Compensation Committee granted stock options to each of the NEOs, as set forth in the Grants of Plan-Based Awards During Fiscal 2016 table on page 52 of this proxy statement. These grants were awarded on December 18, 2015 in recognition of the respective NEO’s performance during fiscal 2015.
2017 Options. In December 2016, the Compensation Committee granted stock options to each of the NEOs in recognition of their fiscal 2016 performance in order to further the Compensation Committee’s objectives, as set forth above. Such grants have an exercise price of $31.61, the closing price on the Company's stock on December 20, 2016. Because they were granted in fiscal 2017, the grants below will be reflected in the executive compensation tables in next year’s proxy statement.

The following table sets forth the number of stock options granted on December 20, 2016, in recognition of the respective NEOs' performance in fiscal 2016.

Option Grant for 2016 Performance (1)

Robert I. Toll	166,653
Douglas C. Yearley, Jr.	150,087
Richard T. Hartman	45,573
Martin P. Connor	37,673

(1)
For purposes of determining the number of shares that are subject to the options granted, the assigned value per share of the options was determined by multiplying the closing price of our stock on December 20, 2016, the date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the date of the awards for the relevant date, and (y) the numerator is the grant date fair value of the options granted in accordance with ASC 718; assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, excluding the effect of estimated forfeitures.

Performance-Based RSUs
Starting in fiscal 2012, the Compensation Committee has awarded performance-based RSUs to each of the NEOs in addition to granting stock options as described above. The Compensation Committee chose to award performance-based RSUs based on the recommendation of its independent compensation consultant to further encourage our growth and profitability through use of a medium-term equity award tied to pre-established performance metrics.
Operational Performance-Based RSUs. The Compensation Committee has awarded Ops PRSUs since fiscal 2012 measuring the Company's performance under the PTI Metric, the Margin Metric, and the Units Metric. The historical performance and payout levels for the three performance metrics for the Ops PRSUs are set forth below.

	Historical Performance—Ops PRSU Performance Metrics
	PTI Metric	Margin Metric	Units Metric
2016 Ops PRSUs	97.73%	98.20%	99.97%
2015 Ops PRSUs	109.70%	101.67%	100.45%
2014 Ops PRSUs	106.00%	97.78%	96.38%
2013 Ops PRSUs	108.13%	101.66%	104.60%
2012 Ops PRSUs	110.00%	110.00%	109.53%
Each performance metric has a minimum threshold level, which, if achieved, would earn 90% of the Ops PRSUs allocated to that metric; a target level, which, if achieved, would earn 100% of the Ops PRSUs allocated to that metric; and a maximum level, which, if achieved, would earn 110% of the Ops PRSUs allocated to that metric. To the extent that actual performance results fall between these levels, the Ops PRSUs earned would be determined proportionately between those levels. Because the Compensation Committee views these three Ops PRSU performance metrics as being equally important, they are evenly weighted in determining a blended average to calculate the payout for the Ops PRSUs. If the minimum threshold performance level of 90% is not achieved for any individual metric, none of the Ops PRSUs would be earned for that metric.
If the minimum performance criteria have been met, each Ops PRSU is subject to vesting in equal annual amounts over four years from the date of grant and the Ops PRSUs will not be delivered until the end of the four-year service vesting period, except that in the event of termination of service, the NEO would be entitled to receive shares underlying vested Ops PRSUs. Shares subject to Ops PRSUs held by an NEO fully vest and all restrictions immediately lapse upon a NEO’s termination of his employment due to death or disability. In addition, all shares subject to Ops PRSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” starting on page 57 of this proxy statement.
TSR Performance-Based RSUs. At the beginning of fiscal 2016, the Compensation Committee determined that it would add TSR as an additional performance metric for long-term incentive awards and award TSR PRSUs. The Compensation Committee determined that TSR would be weighted equally with the three performance metrics under the Ops PRSUs, so TSR PRSUs would account for one-fourth of the target value of performance-based RSUs awarded to any NEO, after the initial phase in of the TSR PRSUs grants.
The Compensation Committee determined that TSR PRSUs generally will have a three-year performance period, with vesting and settlement of the award to occur upon the conclusion of the performance period. Following the conclusion of the performance period, the Compensation Committee will determine the number of TSR PRSUs earned by multiplying the target award by the TSR multiplier. The TSR multiplier will be based on the TSR percentile ranking of the Company as follows:

Relative TSR Percentile Rank	TSR Multiplier (1)

Less than 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile or Above	200% (maximum)

(1)	The Total Shareholder Return Multiplier will be determined by linear interpolation for any achievement of the Relative TSR Percentile Rank which falls between the target percentages above.
In addition, starting with grants made in December 2016, in no event will the payout for the TSR PRSUs be greater than 125% if the Company’s own TSR is negative for the performance period.
Shares subject to TSR PRSUs held by an NEO fully vest and all restrictions immediately lapse upon a NEO’s termination of his employment due to death or disability. In addition, all shares subject to TSR PRSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” starting on page 57 of this proxy statement.
2016 Performance-Based RSU Awards
2016 Ops PRSUs. To measure performance in fiscal 2016, the Compensation Committee determined that it would continue to use the PTI Metric, Margin Metric, and Units Metric as the Ops PRSU performance metrics. In making this determination at the beginning of fiscal 2016, the Compensation Committee considered that the inclusion of the PTI Metric would measure operating profitability as well as the Company’s performance in its joint venture and non-home building activities. The Compensation Committee selected the Units Metric because it is a measure of growth, and it selected the Margin Metric because it measures profitability and efficiency.
In December 2015, the Compensation Committee granted 2016 Ops PRSUs relating to target levels of 59,818 shares to Mr. Toll; 81,049 shares to Mr. Yearley; 24,429 shares to Mr. Hartman; and 20,092 shares to Mr. Connor, respectively, based on the closing price of our common stock on the grant date. The 2016 Ops PRSUs were divided equally among the PTI Metric, Margin Metric, and Units Metric.

The minimum, target, and maximum performance goals for the three 2016 Ops PRSU metrics, as well as actual fiscal 2016 performance, are set forth below.

2016 Performance Metric	Minimum (90%)	Target (100%)	Maximum (110%)	Fiscal 2016 Actual

PTI Metric (1)	$662,558,400	$736,176,000	$809,793,600	$719,470,000
Margin Metric (1)	23.49%	26.10%	28.71%	25.63%
Units Metric	5,490	6,100	6,710	6,098

(1)	The following items, to the extent disclosed in a press release or conference call, are excluded from these performance metrics:

•	Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or President and Chief Operating Officer

•	Gains or losses from litigation or claims, natural disasters, terrorism, fraud, or fraud investigations

•	Effect of changes in laws, regulations, or accounting principles

•
The gain or loss from the sale or discontinuance of a business segment, division, or unit and the budgeted, unrealized earnings before interest, taxes, depreciation, and amortization (EBITDA) for this business segment, division, or unit

•	Extraordinary items as defined by generally accepted accounting principles or non-recurring items
In addition, the following items are also excluded from these performance metrics:

•	Write-down or impairment of assets or joint venture investments

•	Stock-based compensation overages or underages compared to budget

•	Out-of-period charges or credits

•	Expense of an acquisition

•	Gains or losses from derivative transactions

•	Profits recognized by the Company from its share of income from the closings at Brooklyn Pier 1 Residential Investments, LP (due to ongoing litigation as of the date of grant)
In December 2016, the Compensation Committee determined the level of the performance criteria that had been met for the 2016 Ops PRSUs awarded in December 2015. The Compensation Committee determined that the percentages achieved for the PTI Metric, Margin Metric, and Units Metric were 97.73%, 98.20% and 99.97%, respectively, and the payout for the 2016 Ops PRSUs, based on a blended average of the metrics, would be at 98.63% of target.
Based on this payout at 98.63% of target, our NEOs earned the following numbers of 2016 Ops PRSUs:

Ops PRSUs for 2016 Performance

Robert I. Toll	58,998
Douglas C. Yearley, Jr.	79,938
Richard T. Hartman	24,094
Martin P. Connor	19,816
One-fourth of the 2016 Ops PRSUs vested on December 18, 2016, the first anniversary of the grant date and the remaining three-fourths of these RSUs remain subject to service-based vesting.

2016 TSR PRSUs. In December 2015, the Compensation Committee determined that it would phase in the TSR PRSU awards by making one-time grants of TSR PRSU target awards with performance periods of one and two years, in addition to the regularly recurring grant with a three-year performance period as follows:

	December 2015 TSR PRSU Target Awards
	1-Year Performance Period (11/1/2015-10/31/2016)	2-Year Performance Period (11/1/2015-10/31/2017)	3-Year Performance Period (11/1/2015-10/31/2018)

Robert I. Toll	19,939	15,373	10,822
Douglas C. Yearley, Jr.	27,017	27,017	27,017
Richard T. Hartman	8,143	8,143	8,143
Martin P. Connor	6,697	6,697	6,697
For the NEOs other than Mr. Toll, the target dollar amount of TSR PRSUs with a three-year performance period, plus the target number of Ops PRSUs, approximates 60% of the dollar value of equity awards granted to the NEOs in fiscal 2016, with the three-year TSR PRSUs representing 25% of the target number of performance-based RSUs. The one-time grants of TSR PRSU target awards with performance periods of one and two years were fixed at the number of three-year TSR PRSUs for the NEOs other than Mr. Toll. For Mr. Toll, given his role as Executive Chairman, the target numbers of TSR PRSUs were adjusted to award fewer TSR PRSUs with longer performance periods.
In December 2016, the Compensation Committee determined that the TSR PRSUs with a one-year performance period consisting of fiscal 2016 had a payout of zero.
2017 Performance-Based RSU Awards
2017 Ops PRSUs. In December 2016, the Compensation Committee approved the grant of Ops PRSU target awards for fiscal 2017, subject to achievement of the award performance metrics in fiscal 2017, relating to the target levels of 33,660 shares to Mr. Toll; 87,788 shares to Mr. Yearley; 26,573 shares to Mr. Hartman; and 21,828 shares to Mr. Connor, based on the closing price of our common stock on the grant date. The Compensation Committee determined that it would retain the PTI Metric, the Margin Metric, and the Units Metric as three equally-weighted performance metrics for the 2017 Ops PRSUs. The Compensation Committee also determined that Ops PRSUs would continue to account for three-fourths of the target value of performance-based RSUs awarded in fiscal 2017.
2017 TSR PRSUs. In December 2016, the Compensation Committee approved the grant of TSR PRSU target awards with a three-year performance period covering fiscal 2017 through fiscal 2019, subject to the Company’s relative TSR percentile rank at the conclusion of the performance period, relating to the target levels of 9,215 shares to Mr. Toll; 23,945 shares to Mr. Yearley; 7,248 shares to Mr. Hartman; and 5,953 shares to Mr. Connor, based on the grant date fair value calculated in accordance with ASC 718. The 2017 TSR PRSUs continue to account for one-fourth of the target value of performance-based RSUs awarded in fiscal 2017.

Compensation Decision-Making Process
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the home building industry and other industries. Our CEO and Chief Financial Officer were invited by the Compensation Committee to attend certain of its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance. Our other NEOs were also available to Compensation Committee members and to attend its meetings upon request.
With regard to compensation decisions relating to the Executive Chairman, the Compensation Committee, in addition to its own assessment of the Executive Chairman’s performance during fiscal 2016, gained significant insight into the performance of the Executive Chairman during that same period from its many exchanges with the other NEOs, other Company officers, and the other directors. The Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the CEO. Our CEO, in conjunction with the Executive Chairman, submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the President and Chief Operating Officer and the Chief Financial Officer. The Compensation Committee, after consideration of all of these inputs, determined the actual awards to the Executive Chairman, the CEO, the President and Chief Operating Officer, and the Chief Financial Officer.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2016. CAP received instructions from, and reported to, the Compensation Committee on an independent basis. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for Compensation Committee meetings.
The Compensation Committee requested CAP’s advice on a variety of matters, including the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, compensation-related legislative matters and related rulemaking, and potential compensation plan designs and modifications. The Compensation Committee met with CAP, both with and without management, on several occasions during fiscal 2016, and also in early fiscal 2017 with respect to compensation decisions for fiscal 2016 performance. During fiscal 2016, CAP did not provide any services to the Company or its affiliates, other than advising the Compensation Committee on executive officer compensation and advising the Governance Committee on director compensation.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2016. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.
In 2016, the Compensation Committee, with guidance from CAP, reviewed our NEOs’ compensation against a peer group of publicly-traded home building companies (the “Peer Group”), which remained unchanged from the prior year. The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Beazer Homes USA, Inc.	KB Home	Meritage Homes Corporation
CalAtlantic Group, Inc.	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	Taylor Morrison Home Corporation
Tri Pointe Group, Inc.
Of the companies within our Peer Group, only CalAtlantic Group, Inc. and D.R. Horton, Inc. have an executive chairman. The Compensation Committee considered the executive chairman compensation information for these two companies in its review of Peer Group pay practices. CAP also discussed compensation practices generally for executive chairmen in companies of similar size outside of the home building sector but advised that the role of executive chairman is highly individualized among those companies that have one, and therefore compensation for this role varies considerably.
Benefits and Perquisites
We provide all of our employees (after 60 days of service with us), including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance.
The 401(k) Plan is a qualified retirement savings plan under the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2016. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, please see “Executive Compensation Tables—Pension Benefits During Fiscal 2016—Supplemental Executive Retirement Plan” on page 56.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2016. The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2016 are set forth in the table under “Executive Compensation Tables—Pension Benefits During Fiscal 2016—Supplemental Executive Retirement Plan” on page 56.

Perquisites
Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2016, and we do not provide tax gross ups on perquisites. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
The Compensation Committee believes the perquisites for fiscal 2016, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 50, are reasonable, consistent with our past practices, and consistent with general practices in our industry.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their cash compensation during any calendar year. In December 2014, the Company amended and restated the Deferred Compensation Plan (the "2015 Plan"), which had been frozen for compensation earned after December 31, 2011, to enable employees to defer a portion of their cash compensation starting in January 1, 2015. Mr. Hartman and Mr. Connor are participants in the 2015 Plan.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, will continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make discretionary contributions to any NEO under the 2015 Plan in fiscal 2016.
Interest earned during fiscal 2016 on NEO deferred compensation that is considered above-market interest under SEC rules is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 50, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2016 table on page 57.
Other Compensation Practices and Policies
Employment Agreements, Change of Control Provisions and Severance Payments
None of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs. We have no change of control agreements relating to employment benefits or additional benefits that arise simply from a change of control or related severance; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction.
Upon a change of control, any outstanding options, RSUs, deferred cash, or other plan awards will generally immediately vest, and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would be fully vested in their SERP benefits and potentially eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” starting on page 57 of this proxy statement.

Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company so as to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual cash retainer, as applicable, as set forth below:

Position	Multiple

Executive Chairman and CEO	3.0 x base salary
Other Executive Officers	1.0 x base salary
Directors	3.0 x annual cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the later of adoption of the Guidelines in December 2012 or the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:

•
shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
Specifically excluded from ownership under the Guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral for a loan to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2016, the Committee determined that each NEO and director was in compliance with the Guidelines.
Anti-Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).

Pledging Policy
In fiscal 2013, the Governance Committee adopted a policy that prohibits any pledging of the Company’s equity securities by executive officers and directors with limited exceptions. At the time it established this policy, the Governance Committee considered the particular circumstances of Mr. Robert I. Toll and Mr. Bruce E. Toll as co-founders of the Company with substantial ownership of the Company’s equity securities and included specific exceptions for the two co-founders. In December 2016, the Governance Committee updated this policy to reflect Mr. Bruce E. Toll's departure from the Board.
With respect to Mr. Robert I. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of the individual’s equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of the individual justifying the pledge transaction under the circumstances.
The General Counsel’s decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Robert I. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Robert I. Toll as of the Record Date represents 3.0% of the Company’s outstanding stock. The Governance Committee continues to monitor and seek reductions in the shares pledged by Mr. Robert I. Toll.
Clawback Policy
In January 2016, the Board adopted a policy regarding the recoupment of incentive compensation from executives in specified situations involving fraud or intentional misconduct. The policy provides that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any cash bonus or other incentive compensation subject to the policy, including vested and unvested stock-based compensation, awarded to an executive officer where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. Under this policy, the Board may seek to recover payments of incentive compensation if the financial results leading to the award of incentive compensation are subsequently the subject of a restatement. The Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis.
Tax and Accounting Implications
Tax Regulations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to specified “covered employees” (its chief executive officer and any of its three other most highly-compensated executive officers other than its chief financial officer). Performance-based compensation will not be subject to the deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations are met.

We intend to structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code; however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board and the Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate. Our Senior Officer Plan, stock option grants, and performance-based RSUs are currently designed to be tax deductible under Section 162(m).
Accounting Considerations. When making decisions about executive compensation, the Compensation Committee considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.
For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, may not accurately represent the value received by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
Stephen A. Novick
Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert I. Toll	2016	1,000,000	3,856,026	1,474,706	1,479,570	501,063	111,026	8,422,391
Executive Chairman of the Board	2015	1,000,000	4,342,841	1,026,000	1,500,000	—	148,601	8,017,442
	2014	1,000,000	4,699,732	1,302,000	1,500,000	368,131	163,356	9,033,219
Douglas C. Yearley, Jr.	2016	1,000,000	6,003,112	2,305,908	2,564,588	272,999	37,271	12,183,878
Chief Executive Officer	2015	1,000,000	3,249,000	2,662,400	2,500,000	359,321	39,166	9,809,887
	2014	1,000,000	3,516,000	3,016,230	2,300,000	198,902	40,922	10,072,054
Richard T. Hartman	2016	1,000,000	1,809,375	702,898	949,391	233,180	30,762	4,725,606
President and Chief Operating Officer	2015	1,000,000	974,700	715,520	875,000	396,975	30,726	3,992,921
	2014	991,667	1,054,800	796,740	800,000	163,969	31,079	3,838,255
Martin P. Connor	2016	970,833	1,488,106	580,868	949,391	208,558	24,356	4,222,112
Chief Financial Officer	2015	933,333	812,250	565,760	875,000	244,696	24,410	3,455,449
	2014	841,667	879,000	626,010	800,000	142,288	24,635	3,313,600

(1)
These columns present the aggregate grant date fair value of RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2016, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including performance conditions in the case of performance-based RSUs, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amounts shown in the table.

With respect to the Ops PRSUs granted in fiscal 2016, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the RSUs granted), the aggregate grant date fair value of the RSUs set forth in the stock awards column above for fiscal 2016 would be: Mr. Toll—$2,161,497; Mr. Yearley—$2,928,676; Mr. Hartman—$882,712; and Mr. Connor—$726,018. The actual performance achieved for fiscal 2016 resulted in 98.63% of the Ops PRSUs granted being earned, subject to service-based vesting.

(2)
The annual incentive bonuses for Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor for fiscal 2016 were earned based on target bonus amounts established by the Compensation Committee for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the 2016 performance goals under the Senior Officer Plan, as more fully described under "Annual Incentive Bonus" starting on page 36.

(3)
The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Mr. Toll and Mr. Yearley did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2016 table on page 55 of this proxy statement):

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Robert I. Toll	2016	501,063	N/A	501,063
	2015	(8,614)	N/A	(8,614)
	2014	368,131	N/A	368,131
Douglas C. Yearley, Jr.	2016	272,999	N/A	272,999
	2015	359,321	N/A	359,321
	2014	198,902	N/A	198,902
Richard T. Hartman	2016	185,774	47,406	233,180
	2015	313,163	83,812	396,975
	2014	139,583	24,386	163,969
Martin P. Connor	2016	208,347	211	208,558
	2015	244,647	49	244,696
	2014	142,288	N/A	142,288

(4)	Fiscal 2016 “All Other Compensation” consists of:

	Fiscal 2016
	Robert I. Toll	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$58,124	$3,407	$—	$—
Company contribution to 401(k) Plan	10,600	10,600	10,600	10,600
Life and disability insurance premiums (5)	3,542	3,569	3,902	3,856
Auto and gas allowance	19,500	15,900	15,900	9,900
Non-business use of cars and drivers	19,260	3,795	360	—
Total	$111,026	$37,271	$30,762	$24,356

(5)
Includes annual premiums for annual life, accidental death and dismemberment, and long term disability insurance provided to all employees; supplemental long-term disability insurance provided to executives.

Grants of Plan-Based Awards During Fiscal 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(5)	(6)	8,500,000
Ops PRSUs	12/18/2015	12/15/2015				53,836	59,818	65,800				1,965,021
TSR PRSUs	12/18/2015	12/15/2015				9,970	19,939	39,878				798,158
TSR PRSUs	12/18/2015	12/15/2015				7,687	15,373	30,746				634,751
TSR PRSUs	12/18/2015	12/15/2015				5,411	10,822	21,644				458,095
Stock Options	12/18/2015	12/15/2015								144,579	32.85	1,474,706
Douglas C. Yearley, Jr.			(5)	(6)	8,500,000
Ops PRSUs	12/18/2015	12/10/2015				72,944	81,049	89,154				2,662,460
TSR PRSUs	12/18/2015	12/10/2015				13,509	27,017	54,034				1,081,491
TSR PRSUs	12/18/2015	12/10/2015				13,509	27,017	54,034				1,115,532
TSR PRSUs	12/18/2015	12/10/2015				13,509	27,017	54,034				1,143,630
Stock Options	12/18/2015	12/10/2015								137,584	32.85	2,305,908
Richard T. Hartman			(5)	(6)	8,500,000
Ops PRSUs	12/18/2015	12/10/2015				21,986	24,429	26,872				802,493
TSR PRSUs	12/18/2015	12/10/2015				4,072	8,143	16,286				325,964
TSR PRSUs	12/18/2015	12/10/2015				4,072	8,143	16,286				336,224
TSR PRSUs	12/18/2015	12/10/2015				4,072	8,143	16,286				344,693
Stock Options	12/18/2015	12/10/2015								41,939	32.85	702,898
Martin P. Connor			(5)	(6)	8,500,000
Ops PRSUs	12/18/2015	12/10/2015				18,083	20,092	22,101				660,022
TSR PRSUs	12/18/2015	12/10/2015				3,349	6,697	13,394				268,081
TSR PRSUs	12/18/2015	12/10/2015				3,349	6,697	13,394				276,519
TSR PRSUs	12/18/2015	12/10/2015				3,349	6,697	13,394				283,484
Stock Options	12/18/2015	12/10/2015								34,658	32.85	580,868

(1)
The Compensation Committee met on December 15, 2015 to make determinations for Mr. Toll, and on December 10, 2015 to make determinations for Mr. Yearley, Mr. Hartman, and Mr. Connor with respect to stock option grants for fiscal 2015 performance; Ops PRSU grants relating to performance to occur during fiscal 2016; and TSR PRSU grants relating to performance over various periods. All grants of equity compensation were made on December 18, 2015, which is consistent with our practice of awarding equity compensation described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions” starting on page 39.

(2)
Reflects performance-based RSUs the Compensation Committee awarded to our NEOs under the 2014 Stock Incentive Plan for Employees (the "2014 SIP"). See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Performance-Based RSUs” starting on page 40 for further information.

(3)
See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Stock Options" on page 39 for a discussion of these option grants, which were awarded under the 2014 SIP. The exercise price of the options granted in fiscal 2015 is the closing price of our common stock on the grant date.

(4)
Amount represents the aggregate grant date fair value of RSUs and stock options, respectively, granted in fiscal 2016, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2016. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the performance-based RSUs, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.

(5)
Awards to Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(6)
The Senior Officer Plan does not include a target amount. The annual incentive bonuses for fiscal 2016 were earned based on target bonus amounts established by the Compensation Committee on December 15, 2015 for Mr. Toll and Mr. Yearley, and on December 10, 2015 for Mr. Hartman and Mr. Connor, for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the fiscal 2016 performance goals under the Senior Officer Plan, as more fully described under “Annual Incentive Bonus” starting on page 36.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2016 salary, annual incentive bonus, and equity awards with respect to each NEO.

Outstanding Equity Awards at October 31, 2016

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (10)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Toll	12/20/2006	550,000			31.82	12/20/2016
	12/20/2007	550,000			20.76	12/20/2017
	12/20/2010	100,000			19.32	12/20/2020
	12/20/2011	100,000			20.50	12/20/2021
	12/17/2012	75,000	25,000	(1)	32.22	12/17/2022	35,020	(5)	960,949
	12/20/2013	50,000	50,000	(2)	35.16	12/20/2023	66,868	(6)	1,834,858
	12/19/2014	25,000	75,000	(3)	32.49	12/19/2024	104,200	(7)	2,859,248
	12/18/2015		144,579	(4)	32.85	12/18/2025	58,998	(8)	1,618,905	26,195	(9)	718,791
Douglas C. Yearley, Jr.	12/20/2007	16,250			20.76	12/20/2017
	12/20/2008	17,500			21.70	12/20/2018
	12/20/2009	46,875			18.38	12/20/2019
	12/20/2010	120,000			19.32	12/20/2020
	12/20/2011	120,000			20.50	12/20/2021
	12/17/2012	112,500	37,500	(1)	32.22	12/17/2022	26,200	(5)	718,928
	12/20/2013	79,500	79,500	(2)	35.16	12/20/2023	50,026	(6)	1,372,713
	12/19/2014	40,000	120,000	(3)	32.49	12/19/2024	77,955	(7)	2,139,085
	12/18/2015		137,584	(4)	32.85	12/18/2025	79,938	(8)	2,193,499	54,034	(9)	1,482,693
Richard T. Hartman	12/20/2007	20,000			20.76	12/20/2017
	12/20/2008	20,000			21.70	12/20/2018
	12/20/2009	10,000			18.38	12/20/2019
	12/20/2010	10,000			19.32	12/20/2020
	12/20/2011	30,000			20.50	12/20/2021
	12/17/2012	30,000	10,000	(1)	32.22	12/17/2022	7,860	(5)	215,678
	12/20/2013	21,000	21,000	(2)	35.16	12/20/2023	15,008	(6)	411,820
	12/19/2014	10,750	32,250	(3)	32.49	12/19/2024	23,387	(7)	641,739
	12/18/2015		41,939	(4)	32.85	12/18/2025	24,094	(8)	661,139	16,286	(9)	446,888
Martin P. Connor	1/5/2009	2,000			22.18	1/5/2019
	12/20/2009	11,000			18.38	12/20/2019
	12/20/2010	20,000			19.32	12/20/2020
	12/20/2011	20,000			20.50	12/20/2021
	12/17/2012	22,500	7,500	(1)	32.22	12/17/2022	6,550	(5)	179,732
	12/20/2013	16,500	16,500	(2)	35.16	12/20/2023	12,506	(6)	343,165
	12/19/2014	8,500	25,500	(3)	32.49	12/19/2024	19,489	(7)	534,778
	12/18/2015		34,658	(4)	32.85	12/18/2025	19,816	(8)	543,751	13,394	(9)	367,531

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)	100% of the options vest on December 17, 2016.

(2)	50% of the options vest on each of December 20, 2016 and 2017.

(3)	33.33% of the options vest on each of December 19, 2016, 2017, and 2018.

(4)	25% of the options vest on each of December 18, 2016, 2017, 2018, and 2019.

(5)	100% of the 2013 performance-based RSUs vest on December 17, 2016.

(6)	50% of the 2014 performance-based RSUs vest on each of December 20, 2016, and 2017.

(7)	33.33% of the 2015 performance-based RSUs vest on each of December 19, 2016, 2017, and 2018.

(8)	25% of the 2016 Ops PRSUs vest on each of December 18, 2016, 2017, 2018, and 2019.

(9)
67% and 33% of the 2016 TSR PRSUs with a 2-year performance period vest on October 31, 2017 and 2018, respectively. 100% of the 2016 TSR PRSUs with a 3-year performance period vest on October 31, 2018.

(10)	The options that are reflected in the table above as fully “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

(11)	The market value was calculated based on the closing price of our common stock on the NYSE on October 31, 2016 of $27.44 per share.
Option Exercises and Stock Vested During Fiscal 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert I. Toll	—	—	158,110	5,229,984
Douglas C. Yearley, Jr.	—	—	107,404	3,555,206
Richard T. Hartman	18,310	225,762	22,532	813,972
Martin P. Connor	—	—	25,341	839,198

(1)
“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.

(2)
"Number of Shares Acquired on Vesting" includes (a) the portion of the 2012 Ops PRSUs for these NEOs that vested and delivered on December 20, 2015, (b) the portion of the 2013 Ops PRSUs for these NEOs that vested on December 17, 2015 but will not be delivered until December 17, 2016, (c) the portion of the 2014 Ops PRSUs for these NEOs that vested on December 20, 2015 but will not be delivered until December 20, 2017, and (d) the portion of 2015 Ops PRSUs for these NEOs that vested on December 19, 2015 but will not be delivered until December 19, 2018.

(3)
“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2016 multiplied by the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2016
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	20.0	9,547,057	—
Douglas C. Yearley, Jr.	SERP	20.0	2,612,009	—
Richard T. Hartman	SERP	20.0	2,068,099	—
Martin P. Connor	SERP	7.8	1,683,841	—

(1)
In order to be vested in benefits under the SERP, participants generally must have reached age 62, except participants will be vested in SERP benefits in the event of death or disability prior to age 62 after five years of service.

(2)
For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 12, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016. The change in the actuarial present value of accumulated benefits under the SERP reflected in the Summary Compensation Table on page 50 is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 3.53% for fiscal 2014, 3.54% for fiscal 2015, and 2.98% for fiscal 2016. When the discount rate decreases, as it did in fiscal 2016 and fiscal 2014, the actuarial present value of accumulated SERP benefits increases. When the discount rate increases, as it did in fiscal 2015, the actuarial present value of accumulated SERP benefits decreases.

Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has reached “normal retirement age,” which is age 62 under the SERP. During fiscal 2014, the Compensation Committee amended the SERP to eliminate a 20-year service requirement, except that a participant would have to be employed for five years in order to receive a death or disability benefit under the SERP.
Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. Accordingly, for Mr. Toll, who had already reached retirement age under the SERP, on his birthday during fiscal 2008 through fiscal 2010, annual retirement benefits under the SERP increased by 10% of the applicable annual benefit amount. In order to have been eligible for the annual increase in any given year, the NEO must have be employed by us on his birthday during such year, have completed 20 years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except the annual benefit amount for Mr. Yearley, Mr. Hartman, and Mr. Connor will be subject to such increase for the first three years of service to the Company after they reach age 62.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2016. The annual benefits to our NEOs under the SERP as of the end of fiscal 2016 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2016
Robert I. Toll	$650,000
Douglas C. Yearley, Jr.	$200,000
Richard T. Hartman	$145,000
Martin P. Connor	$145,000
Mr. Toll has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Mr. Yearley, Mr. Hartman, and Mr. Connor have not reached normal retirement age and are not vested in their respective SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.
Nonqualified Deferred Compensation During Fiscal 2016
Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. Under the Deferred Compensation Plan, NEOs can elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2016, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 7%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis—Benefits and Perquisites—Deferred Compensation Plan” on page 46.

The table below provides information regarding contributions, earnings, and balances for our NEOs. Mr. Hartman and Mr. Connor are the only NEOs who participate in the Deferred Compensation Plan (DCP). The table below also includes performance-based RSUs granted to our NEOs that have vested, but the delivery of which has been deferred pursuant to the terms of the awards under the Company's Amended and Restated Stock Incentive Plan for Employees (2007) (SIP).

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert I. Toll	SIP	—	5,229,984	(1,476,942)	—	5,670,778
Douglas C. Yearley, Jr.	SIP	—	3,555,206	(1,104,928)	—	4,242,416
Richard T. Hartman	SIP	—	813,972	(331,470)	—	1,272,695
	DCP	292,000	—	142,636	—	3,174,331
Martin P. Connor	SIP	—	839,198	(276,227)	—	1,060,583
	DCP	19,404	—	1,012	—	36,000

(1)
"Registrant Contributions in Last FY" column represents the value of (a) the portion of the 2012 performance-based RSUs for these NEOs that vested and were paid on December 20, 2015, (b) the portion of the 2013 performance-based RSUs for these NEOs that vested on December 17, 2015 but will not be delivered until December 17, 2016, (c) the portion of 2014 performance-based RSUs for these NEOs that vested on December 20, 2015 but will not delivered until December 20, 2017, and (d) the portion of 2015 performance-based RSUs for these NEOs that vested on December 19, 2015 but will not delivered until December 19, 2018, in each case based on the closing price of our common stock on the applicable vesting date.

(2)
“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses) on the 2013 performance-based RSUs, the 2014 performance-based RSUs, and the 2015 performance-based RSUs for these NEOs that have vested but will not be delivered until December 17, 2016, December 20, 2017, and December 19, 2018, respectively.

This column also includes unrealized earnings on Mr. Hartman's and Mr. Connor's account balances in the Deferred Compensation Plan, of which $47,406 and $211, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2016 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 50 for Mr. Hartman and Mr. Connor.

(3)
“Aggregate Balance at Last FYE” column includes the value, based on the closing price of our common stock on October 31, 2016, of the 2013 performance-based RSUs, 2014 performance-based RSUs, and 2015 performance-based RSUs for these NEOs that have vested but will not be delivered until December 17, 2016, December 20, 2017, and December 19, 2018, respectively. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted.

This column also includes the net balance of compensation that was earned and deferred by Mr. Hartman and Mr. Connor under the Deferred Compensation Plan and the interest accrued on such deferred amounts. In addition to the above-market earnings for fiscal 2016, above-market earnings in fiscal 2015 and 2014 in the amounts of $83,812 and $24,386, respectively, are reported as compensation paid to Mr. Hartman, and above-market earnings in fiscal 2015 in the amount of $49 are reported as compensation paid to Mr. Connor in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
None of our NEOs has an employment agreement with us, nor is any of them entitled to any sort of cash severance payment upon termination or separation from us. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2016, the last business day of our fiscal year ended October 31, 2016, and are based, as applicable, on a share price of $27.44, the closing price of our common stock on the NYSE on October 31, 2016. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.

Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation During 2016 table above, or any distributions of plan balances under our 401(k) Plan. See “Compensation Discussion and Analysis—Benefits and Perquisites” starting on page 45 for information about the 401(k) Plan.
Termination of Employment
Vesting of Long-Term Incentive Compensation Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as qualified retirement, death, disability, or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.
Special Vesting upon Retirement. With respect to stock options, if Mr. Toll, Mr. Yearley, or Mr. Hartman retires from service with us after reaching age 62, each is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement.
For performance-based RSUs granted prior to December 2016, there is no accelerated vesting for shares subject to performance-based RSUs upon retirement; all performance-based RSUs that have not met the required vesting conditions are forfeited. Starting with grants made in December 2016, performance-based RSUs will continue to vest if Mr. Toll, Mr. Yearley, or Mr. Hartman retires from service with us after reaching age 62.
Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (or his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.
Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The tables below include the value of previously unvested shares subject to performance-based RSUs that would vest and be delivered to the NEO if his employment with us terminated due to death or disability, based upon the closing price of our common stock on the NYSE on October 31, 2016.
Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they reach age 62. As of October 31, 2016, Mr. Robert I. Toll had reached age 62 and, as a result, he was fully vested in his SERP benefits. The tables below do not include benefits payable to Mr. Toll under the SERP. If a participant has completed five years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. In addition, if a SERP participant is terminated by the Company without cause, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested. See “Compensation Discussion and Analysis—Benefits and Perquisites—Supplemental Executive Retirement Plan” on page 45 and “Pension Benefits During Fiscal 2016” on page 55.

Change of Control
Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest, based on target level performance if the change of control occurs during the performance period, and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP (that are not already fully vested) would become fully vested in their SERP benefits and be potentially eligible for a lump sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2016. In addition, with respect to Mr. Yearley, Mr. Hartman, and Mr. Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2016. Mr. Toll is already fully vested in his SERP benefits.
Tables
Robert I. Toll. The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2016.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	—
Performance-based RSUs (3)	—	—	—	—	7,992,751	7,992,751	7,992,751
Payment of SERP benefits (4)	—	—	—	—	—	—	—
Total:	—	—	—	—	7,992,751	7,992,751	7,992,751

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
As of October 31, 2016, the closing price per share of our common stock on the NYSE was of $27.44, which was below the exercise price for Mr. Toll's unvested options. Accordingly, had a change in control occurred on October 31, 2016, Mr. Toll's unvested options would have had no value.

(3)
See footnotes 5, 6, 7, 8, and 9 to the Outstanding Equity Awards at October 31, 2016 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2016, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2016 of $27.44, would have been $7,992,751.

(4)
The amount of Mr. Toll’s SERP benefits, in which he has already fully vested as described above, would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s SERP benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2016”).

Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2016.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	—
Performance-based RSUs (3)	—	—	—	—	7,906,918	7,906,918	7,906,918
Payment of SERP benefits (4)	—	—	4,000,000	—	4,000,000	4,000,000	4,000,000
Total:	—	—	4,000,000	—	11,906,918	11,906,918	11,906,918

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
As of October 31, 2016, the closing price per share of our common stock on the NYSE was of $27.44, which was below the exercise price for Mr. Yearley's unvested options. Accordingly, had a change in control occurred on October 31, 2016, Mr. Yearley's unvested options would have had no value.

(3)
See footnotes 5, 6, 7, 8, and 9 to the Outstanding Equity Awards at October 31, 2016 table in this proxy statement. Had Mr. Yearley terminated his employment at October 31, 2016, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2016 of $27.44, would have been $7,906,918.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2016”).

Richard T. Hartman. The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2016.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	—
Performance-based RSUs (3)	—	—	—	—	2,377,264	2,377,264	2,377,264
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	5,277,264	5,277,264	5,277,264

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
As of October 31, 2016, the closing price per share of our common stock on the NYSE was of $27.44, which was below the exercise price for Mr. Hartman's unvested options. Accordingly, had a change in control occurred on October 31, 2016, Mr. Hartman's unvested options would have had no value.

(3)
See footnotes 5, 6, 7, 8, and 9 to the Outstanding Equity Awards at October 31, 2016 table in this proxy statement. Had Mr. Hartman terminated his employment at October 31, 2016, the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2016 of $27.44, would have been $2,377,264.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2016”).

Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2016.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	—
Performance-based RSUs (3)	—	—	—	—	1,968,957	1,968,957	1,968,957
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	4,868,957	4,868,957	4,868,957

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)
As of October 31, 2016, the closing price per share of our common stock on the NYSE was of $27.44, which was below the exercise price for Mr. Connor's unvested options. Accordingly, had a change in control occurred on October 31, 2016, Mr. Connor's unvested options would have had no value.

(3)
See footnotes 5, 6, 7, 8, and 9 to the Outstanding Equity Awards at October 31, 2016 table in this proxy statement. Had Mr. Connor terminated his employment at October 31, 2016, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2016 of $27.44, would have been $1,968,957.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2016”).

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee,” the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2016 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2016 for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Carl B. Marbach

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2015 through October 31, 2016 were made on a timely basis.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to our legal department prior to consummation. The legal department is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The legal department maintains a list of all related persons and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
During fiscal 2016, Mr. Robert I. Toll, Executive Chairman of the Board, paid approximately $427,839 to us personal services, including administrative, bookkeeping, and investment services. Such amounts were billed at competitive rates, and were paid throughout the year with monies deposited with us in advance by Mr. Robert I. Toll.
Mr. Bruce E. Toll was a member of our Board of Directors until March 8, 2016 and is the brother of Mr. Robert I. Toll, the Executive Chairman of the Board. We were party to an advisory and non-competition agreement with Mr. Bruce E. Toll which terminated on March 8, 2016. For information regarding this agreement, see “Director Compensation—Other Director Compensation Arrangements” on page 24. Effective from the termination date of this agreement, the Company agreed to provide Mr. Bruce E. Toll with office space and administrative support at Company headquarters, as well as health insurance coverage for him and his spouse. The value of these benefits (excluding amounts reimbursed by Mr.

Bruce E. Toll) for the period from March 8, 2016 through the end of fiscal 2016 was approximately $124,000.
In addition, Mr. Bruce E. Toll is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years. Mr. Bruce E. Toll became eligible to receive his SERP benefits when he ceased to provide services to the Company on March 8, 2016. See “Executive Compensation Tables—Pension Benefits During Fiscal 2016—Supplemental Executive Retirement Plan” on page 56 for a more detailed description of the SERP.
On June 27, 2016, we entered into an agreement to purchase 115 lots of undeveloped land in Upper Dublin Township, Montgomery County, Pennsylvania from BT Dreshertown, LP for an aggregate purchase price of approximately $12.65 million. BT Dreshertown, LP is an affiliate of BET Investments, Inc., and Mr. Bruce E. Toll is the owner and principal of BET Investments, Inc. This transaction is expected to close in calendar year 2017, subject to seller's receipt of specified approvals and satisfaction of customary closing conditions. In accordance with the Policy, this transaction was reviewed and pre-approved by the Governance Committee, which considered, among other things, that this transaction was on terms no less favorable to us than the terms we would have agreed to with unrelated persons.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third by Mr. Robert I. Toll, Executive Chairman of the Board, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), a former director whose service ended in March 2016, Mr. Douglas C. Yearley, Jr., our CEO, and other current and former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2016, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $1,622,553 in fiscal 2016 under the terms of various development, finance, and management services agreements. In performing these services, we also incurred costs. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons. Under such agreements, we also incur certain costs on behalf of Toll Realty LP and the Trust for which we are reimbursed by Toll Realty LP and the Trust. These fees and reimbursements were paid to us throughout the year.
From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.
STOCKHOLDER PROPOSALS FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 12, 2017.
A stockholder may wish to have a proposal presented at the 2018 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company

(containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2018 Annual Meeting of Stockholders, between November 26, 2017 and December 26, 2017.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 7 of this proxy statement.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, to help us distribute and solicit proxies. We will pay them $12,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors

MICHAEL I. SNYDER
Secretary
Horsham, Pennsylvania
January 31, 2017

Annex A

TOLL BROTHERS, INC.
EMPLOYEE STOCK PURCHASE PLAN (2017)

     1. Purpose.
     The purpose of the Toll Brothers, Inc. Employee Stock Purchase Plan (2017) (the “Plan”), is to assist Toll Brothers, Inc. a Delaware corporation (the “Company”), and those of its Affiliates as may be designated by the Committee from time to time in retaining the employment of employees by offering them a greater stake in the Company’s success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase shares of the Company’s common stock, par value $0.01 (“Shares”) through periodic offerings.
     The Plan is intended to permit offerings of Shares in compliance with the provisions of Section 423 of the Code (as hereinafter defined). Except to the extent otherwise specifically provided herein or with respect to a particular offering under the Plan, each offering and the Plan generally shall be administered, interpreted and construed consistent with the provisions of Code Section 423.
     2. Definitions. For purposes of the Plan:
          (a) “Account” means the non-interest bearing account which the Company (or the Affiliate which employs the Participant) shall establish for Participants, to which Participants’ payroll deductions pursuant to the Plan shall be credited.
          (b) “Affiliate” means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.
          (c) “Agent” means the person or persons appointed by the Board in accordance with Paragraph  3(d).
          (d) “Board” means the Board of Directors of the Company.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Committee” means the committee described in Paragraph 3(a) or the Board acting in its capacity as administrator of the Plan in the absence of a separate committee established by the Board to act in such capacity.
          (g) “Company” means Toll Brothers, Inc.
          (h) “Eligible Employee” means an employee of the Company or Affiliate who is eligible to participate in the Plan in accordance with the requirements of Paragraph 4 hereof.
          (i) “Fair Market Value” of a Share shall be determined, as of any relevant date, as follows: If the Shares are traded in on the New York Stock Exchange, then Fair Market Value shall be the closing price per share as reported. If not traded on the New York Stock Exchange, but on any other public market, then the Fair Market Value per Share shall be, if the Shares are listed on a national securities exchange, the last reported sale price thereof on the relevant date, or, if the Shares are not so listed or included, the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.
          (j) “Investment Account” means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.

          (k) “NASDAQ” means the National Association of Security Dealers, Inc. Automated Quotations System.
          (l) “Offering Period” means each three month period commencing on January 1, April 1, July 1 and October 1 of each calendar year.
          (m) “Participant” means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5 hereof.
          (n) “Plan” means the Toll Brothers, Inc. Employee Stock Purchase Plan (2017), as may be amended from time to time.
          (o) “Plan Year” means the calendar year.
          (p) “Purchase Date” means the last business day of each Offering Period.
          (q) “Purchase Price” means the purchase price as established under Paragraph 5 of the Plan.
          (r) “Share” or “Shares” means a share or shares of the Company’s Common Stock, $0.01 par value.
          (s) “Subscription Agreement” means the agreement between the Participant and his or her employer pursuant to which the Participant authorizes payroll deductions to the Account.
     3. Administration.
          (a) The Plan shall be administered by the Board of Directors or by a committee of the Board consisting of one or more members designated by the Board. No member of the Board of Directors who is eligible to participate in the Plan may vote on any matter affecting the administration of the Plan. If a Committee is established, no member of the Board of Directors who is also eligible to participate in the Plan may be a member of the Committee. If, at any time, there are fewer than three members of the Committee eligible to serve in such capacity for purposes of administration of the Plan, the Board of Directors shall appoint one or more members of the Board of Directors, who shall qualify hereunder, to serve as members of the Committee solely for purposes of administration. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.
          (b) For purposes of administration of the Plan, a majority of the members of the Committee eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.
          (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.
          (d) The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and record keeping functions for the Plan, such as holding record title to Shares acquired by Participants under the Plan, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.
          (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

     4. Eligibility.
          (a) Eligibility to Participate. All employees of the Company, and of such of its Affiliates as may be designated for such purpose from time to time by the Committee, who are customarily employed by the Company or an Affiliate for both twenty (20) hours or more per week and more than five months in a calendar year shall be eligible to participate in the Plan for that Offering Period; provided, however, that no employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate shall be eligible to participate in the Plan. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.
          (b) Commencement of Participation. Each employee who is eligible to participate in the Plan under the terms of this Paragraph 4(a) shall be eligible to commence contributions as of the first day of the calendar month starting after the employee has been employed for 60 days, such contributions to be used for purchases permitted under the terms of the Plan for the Offering Period first ending after the date of such contributions.
          (c) Employment. For purposes of this Paragraph 4, “employment” shall be interpreted in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).
     5. Election to Participate.
     Each Eligible Employee shall be granted the right to purchase during an Offering Period a number of Shares in accordance with such employee’s method of election pursuant to this Paragraph 5 that shall not exceed a number equal to $6,250 divided by the fair market value of a single Share (determined as of the Purchase Date applicable with respect to such Offering Period). An Eligible Employee may elect to participate in the Plan in accordance with the purchase methods described below in this Paragraph 5:
          (a) 15% Discount Purchase Program.
               (i) Initial Subscription Agreements Using Payroll Deductions. Each Eligible Employee may become a Participant by filing a 15% Discount Subscription Agreement authorizing specified regular payroll deductions. A 15% Discount Subscription Agreement authorizing such payroll deductions must specify the date on which deduction is to commence, which may not be retroactive. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and Affiliates for any corporate purpose, subject to the Participant’s right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Paragraph 8 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.
               (ii) Subsequent Subscription Agreements. Any Participant may file a 15% Discount Subscription Agreement subsequent to his or her filing an initial 15% Discount Subscription Agreement changing the terms of his or her participation in accordance with this Paragraph 5(a)(ii).
               (iii) Change in Contribution Rate. A Participant may at any time increase or decrease (or revoke) his or her payroll deduction rate by filing a new 15% Discount Subscription Agreement with the Committee during a calendar quarter which will supersede any prior 15% Discount Subscription Agreement effective as soon as practicable, but in no event more than thirty (30) days, after receipt of such new 15% Discount Subscription Agreement by the Committee. If a Participant does not file a new 15% Discount Subscription Agreement, the terms of the 15% Discount Subscription Agreement, if any, in effect with respect to the immediately preceding calendar quarter shall remain in effect for the new calendar quarter.

               (iv) Purchase Price. The Purchase Price per Share with respect to purchases made by means of participation in the Plan through the 15% Discount Purchase Program under this Paragraph 5(a) shall be equal to 85% of the Fair Market Value of a Share determined as of the Purchase Date.
               (v) Restrictions. Shares purchased by means of participation in the Plan through the 15% Discount Purchase Program under this Paragraph 5(a) shall not be transferable until the third anniversary of the Purchase Date on which such Shares were purchased. If an employee terminates employment with the Company or an Affiliate for any reason, such Shares shall continue to be subject to the restrictions on transfer imposed under this Paragraph 5(a)(v) until the third anniversary of the Purchase Date on which such Shares were purchased, and shall thereafter be transferable without such restrictions.
               (vi) Cash Purchases. In addition to purchases made through payroll deductions as described above in this Paragraph 5(a), any employee who is eligible to participate in the Plan shall be permitted to make purchases of Shares on any Purchase Date by means of a cash payment of the Purchase Price per Share under the 15% Discount Purchase Program, subject in all cases to the limitations and restrictions set forth in this Paragraph 5(a).
          (b) 5% Discount Purchase Program.
               (i) Initial Subscription Agreements Using Payroll Deductions. Each Eligible Employee may become a Participant by filing a 5% Discount Subscription Agreement authorizing specified regular payroll deductions. A 5% Discount Subscription Agreement authorizing such payroll deductions must specify the date on which deduction is to commence, which may not be retroactive. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and Affiliates for any corporate purpose, subject to the Participant’s right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Paragraph 8 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.
               (ii) Subsequent Subscription Agreements. Any Participant may file a 5% Discount Subscription Agreement subsequent to his or her filing an initial 5% Discount Subscription Agreement changing the terms of his or her participation in accordance with this Paragraph 5(b)(ii).
               (iii) Change in Contribution Rate. A Participant may at any time increase or decrease (or revoke) his or her payroll deduction rate by filing a new 5% Discount Subscription Agreement with the Committee during a calendar quarter which will supersede any prior 5% Discount Subscription Agreement effective as soon as practicable, but in no event more than thirty (30) days, after receipt of such new 5% Discount Subscription Agreement by the Committee. If a Participant does not file a new 5% Discount Subscription Agreement, the terms of the 5% Discount Subscription Agreement, if any, in effect with respect to the immediately preceding calendar quarter shall remain in effect for the new calendar quarter.
               (iv) Purchase Price. The Purchase Price per Share with respect to purchases made by means of participation in the Plan through the 5% Discount Purchase Program under this Paragraph 5(b) shall be equal to 95% of the Fair Market Value of a Share determined as of the Purchase Date.
               (v) No Restrictions. No Shares purchased by means of participation in the Plan through the 5% Discount Purchase Program under this Paragraph 5(b) shall be subject to any restrictions. Shares acquired under the 5% Discount Purchase Program may be transferred by the employee (or, in the case of death, the employee’s representative) as soon as practicable following the receipt of such request, and there shall be no restrictions on the disposition of any such Shares.
               (vi) Cash Purchases. In addition to purchases made through payroll deductions as described above in this Paragraph 5(b), any employee who is eligible to participate in the Plan shall be permitted to make purchases of Shares on any Purchase Date by means of a cash payment of the Purchase Price per Share under the 5% Discount Purchase Program, subject in all cases to the limitations and restrictions set forth in this Paragraph 5(b).

          (c) Provisions Relating to Shares Subject to Restrictions on Transferability. Dividends, if any, paid with respect to Shares which are subject to restrictions on transfer under the terms of the Plan shall be paid over to the employee who purchased such Shares; provided, however, that any dividends in the nature of a stock dividend or stock split shall continue to be retained by the Company and shall be subject to the same restrictions, if any, as are applicable to the Shares with respect to which such distribution was made.
     6. Other Terms and Conditions. The Committee may, with respect to any Offering Period, establish other methods of purchase of Shares under the Plan and impose such terms and conditions on such purchases as it deems appropriate and may, in addition, modify at any time any administrative procedures applicable to the manner in which Eligible Employees participate in the Plan, at the discretion of the Committee, which modifications may include (but are not limited to) changes in the timing and manner in which payroll deductions may be elected by Eligible Employees, the manner in which such elections may be modified by participants from time to time, timing requirements or deadlines applicable to the submission of payments to be used to make cash purchases under the Plan and timing requirements or deadlines applicable to requests for withdrawal from participation in the Plan; provided that:
          (a) All purchase methods implemented under the Plan by the Committee shall be made available to all employees who are eligible to participate in the Plan with respect to that Offering Period;
          (b) The Purchase Date or Dates shall in all events occur during the Offering Period;
          (c) The Purchase Price with respect to any purchases made pursuant to any such purchase methods shall not be less than 85% of the Fair Market Value of a Share determined as of the Purchase Date; and
          (d) Any such additional methods by which Shares may be purchased under the Plan shall be consistent with the provision of the Plan which are intended to keep the Plan in compliance with the statutory requirements of Section 423 of the Code, including all limitations on the number of Shares which may be purchased under the Plan and the number of Shares which may be purchased by an Eligible Employee during any one Offering Period.
          (e) Notwithstanding anything herein to the contrary, all rights of a Participant in the Plan, and all terms and conditions regarding the purchase or transfer of Shares otherwise permitted under the Plan, shall be subject to such rules and regulations as are set out in the Company’s Insider Trading Policy, as that may be amended from time to time, and other Company policies regarding purchases, sales and/or dispositions of Shares, restrictions on transfers of Shares, and any other similar policies, rules, regulations or requirements as may be in effect from time to time.
     7. Calendar Year Limitation on Purchases of Shares.
          (a) No employee may be granted a right to purchase Shares under the Plan to the extent that, taking into account such grant, such employee would have rights to purchase equity securities under the Plan and under all other plans, if any, of the Company and Affiliates that are intended to meet the requirements of Section 423 of the Code, that accrue at a rate which exceeds $25,000 of Fair Market Value of Shares (determined at the time the rights are granted) for each calendar year in which such rights to purchase Shares are outstanding at any time. For purposes of this Paragraph 7:
               (i) The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;
               (ii) No Participant shall be permitted to carry over any rights to acquire Shares accrued with respect to an Offering Period to any subsequent Offering Period; and
               (iii) The limitations set forth in this Paragraph 7 shall be interpreted by the Committee in accordance with applicable rules and regulations issued under Section 423 of the Code so that the Plan remain qualified as a “stock purchase plan” as defined in that Code Section.

          (b) No employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.
          (c) In interpreting the provisions of this Plan, each employee’s rights with respect to each Offering Period shall be treated as an option to acquire Shares under the terms of the Plan which is granted as of same date as the Purchase Date. As a consequence, the maximum number of shares that may be acquired under the Plan is fixed as of the Purchase Dates occurring during each calendar year.
          (d) In addition to any other limitations on the purchase of Shares under the Plan, the Committee may from time to time, at its discretion, establish such other limitations on the number of Shares that may be purchased during any Offering Period.
     8. Termination of Participation in Payroll Deduction Arrangements and Withdrawal of Funds. A Participant may at any time and for any reason, withdraw from participation in the Plan for an Offering Period by filing a notice of withdrawal form with the Committee prior to such deadline as is established for these purposes by the Committee, which shall be no later than the relevant Purchase Date. In the event a Participant timely files a withdrawal notice, the entire balance accumulated in his or her Account as a result of prior payroll deductions shall be paid to such Participant as soon as practicable thereafter and no further payroll deductions shall be made pursuant to the Plan. Partial withdrawals shall not be permitted. A Participant may recommence participation in the Plan by submitting a new Subscription Agreement to the Committee or by otherwise making a purchase under applicable provisions of the Plan regardless of any previous withdrawal from participation.
     9. Method of Purchase and Investment Accounts.
          (a) Exercise of Option for Shares. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date, the option to purchase the number of whole Shares which the funds in such Account would purchase at the Purchase Price, subject to the limit:
               (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan for the term of the Plan, as set forth in Paragraph 10; and
               (ii) on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Paragraphs 5 and 7.
Such option shall be deemed exercised if the Participant does not withdraw such funds before the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account or Accounts for each Participant, established by the Agent, or by the Committee if no Agent has been appointed. The Agent shall hold in its name or the name of its nominee all Shares purchased until such Shares are withdrawn or transferred by a Participant consistent with applicable provisions of the Plan. Each Participant having Shares in an Investment Account shall receive a report at least annually as to the number of Shares held in his or her Investment Account.
          (b) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) exceeds the number of Shares available for purchase under the Plan, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant’s Account as of the Purchase Date bears to the total amount credited to all Participants’ Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants’ Accounts subject to the terms and conditions of the Plan.

     10. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is five hundred thousand (500,000) (taking into account all Shares issued pursuant to the Plan since its original adoption and making such adjustments as are appropriate to reflect stock splits and/or stock dividends), subject to adjustment as provided in Paragraph 18 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.
     11. Transfer of Shares. Except as otherwise specified with respect to purchases made under the 15% Discount Purchase Program, a Participant shall have the right at any time to transfer all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Company or its Agent.
     12. Voting. The Committee or the Agent shall cause all Shares held in an Investment Account to be voted in accordance with the Participant’s instructions.
     13. Rights on Termination of Employment. In the event of a Participant’s termination of employment for any reason, or in the event that a Participant otherwise ceases to be an Eligible Employee, no payroll deductions shall be taken from any pay due and owing to the Participant thereafter, no purchase shall be permitted on any Purchase Date after such termination of employment, and the balance, if any, in the Participant’s Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.
     14. Rights Not Transferable. The right to participate in the Plan is not transferable by a Participant and is exercisable during the employee’s lifetime only by the employee.
     15. No Right to Continued Employment. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Affiliate, or interfere in any way with the right of the Company or Affiliate to terminate the employment of such Participant.
     16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.
     17. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in Section 424(a) of the Code), such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of Section 424 of the Code.
     18. Amendment of the Plan. The Board of Directors of the Company or the Committee may at any time, or from time to time, amend the Plan in such manner as it may deem advisable. Nevertheless, neither the Board of Directors of the Company nor the Committee may (i) increase the maximum number of shares that may be issued pursuant to the Plan (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan, without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the Stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter.
     19. Termination of the Plan. The Plan and all rights of employees under any offering hereunder shall terminate on the earliest of:
          (a) any time at the discretion of the Board of Directors; or
          (b) December 31, 2027.

Upon termination of this Plan, all amounts in the Accounts of Participants shall be carried forward into the Participant’s Account under a successor plan, if any, or promptly refunded.
     20. Governmental Regulations.
          (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.
          (b) The Company (or an Affiliate) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver Shares under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.
     21. Section 16 Restrictions for Officers and Directors. Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and director of the Company shall be subject to such restrictions, if any, as are required so that transactions under the Plan by such officer or director shall be exempt from Section 16(b) of the Exchange Act. Without limiting the generality of the foregoing, such restrictions may include restrictions on the ability of an officer or director making withdrawals from the Plan, ceasing participation in the Plan and holding the Shares received under the Plan for so long as such restrictions are required to qualify for a Section 16 exemption.
     22. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 14, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company's proxy materials are available online at: http://www.astproxyportal.com/ast/12483

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333431000 8 031417

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW, "FOR" PROPOSALS TWO, THREE AND FIVE, AND FOR "1 YEAR" ON PROPOSAL FOUR. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2016 ANNUAL REPORT OF TOLL BROTHERS, INC.

	FOR	AGAINST	ABSTAIN
5. The approval of the Toll Brothers, Inc. Employee Stock Purchase Plan (2017).	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Tuesday, March 14, 2017, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One, "FOR" Proposals Two, Three and Five, and for "1 YEAR" on Proposal Four.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

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